UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 21, 2021

UNEX HOLDINGS INC.

(Exact name of registrant as specified in Charter)

Nevada	98-1353613	8713
(State or other jurisdiction of incorporation or organization)	IRS Employer Identification Number	Primary Standard Industrial Classification Code Number

Unex Holdings Inc.
31-A2, Jalan 5/32A
6 ½ Miles off Jalan Kepong
52000 Kuala Lumpur, Malaysia
(Address of Principal Executive Offices)

+603 6243 3379

(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001	UNEX	OTC Markets – Pink Sheet

Cautionary Note Regarding Forward Looking Statements

This Form 8-K and other reports filed by Registrant from time to time with the Securities and Exchange Commission (collectively the “Filings”) contain or may contain forward looking statements and information that are based upon beliefs of, and information currently available to, Registrant’s management as well as estimates and assumptions made by Registrant’s management. When used in the filings the words “anticipate,” “believe,” “estimate,” “expect,” “future,” “intend,” “plan” or the negative of these terms and similar expressions as they relate to Registrant or Registrant’s management identify forward looking statements. Such statements reflect the current view of Registrant with respect to future events and are subject to risks, uncertainties, assumptions and other factors (including the risks contained in the section of this report entitled “Risk Factors”) relating to Registrant’s industry, Registrant’s operations and results of operations and any businesses that may be acquired by Registrant. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, expected, intended or planned.

Although Registrant believes that the expectations reflected in the forward looking statements are reasonable, Registrant cannot guarantee future results, levels of activity, performance or achievements. Except as required by applicable law, including the securities laws of the United States, Registrant does not intend to update any of the forward-looking statements to conform these statements to actual results. The following discussion should be read in conjunction with Registrant’s pro forma financial statements and the related notes that will be filed herein.

Item 1.01 Entry into a Material Definitive Agreement.

As described in Item 2.01 below, Unex Holdings Inc. (the “Company,” the “Registrant” “we,” “us,” and “our”) and Low Wai Koon (“Dr. Low”) entered into a share transfer agreement, dated December 20, 2021 (the “Evoair International Share Transfer Agreement”), pursuant to which Dr. Low agreed to sell all of his ordinary shares of EvoAir International Limited (“EvoAir International”) to the Company for the consideration of US$100. EvoAir International, through its subsidiaries upon completion of the Transactions (defined hereunder), is engaged in the sale of heating, ventilation and air conditioning (“HVAC”) products in Asia. The closing of this transaction (the “Closing”) occurred on December 20, 2021 (the “Closing Date”).

As described in Item 2.01 below, the following transactions on December 20, 2021 (the “Transactions”) took place:

(A)	On December 20, 2021, Dr. Low and Chan Kok Wei entered into a share transfer agreement with WKL Eco Earth Holdings Pte. Ltd (“WKL Eco Earth Holdings”), pursuant to which Dr. Low and Chan Kok Wei agreed to sell all their ordinary shares of WKL Green Energy Sdn. Bhd (“WKL Green Energy”). to WKL Eco Earth Holdings in consideration for the allotment and issuance to WKL Global Limited and Allegro Investment (BVI) Limited of 24,000 shares and 6,000 shares of common stock, respectively, or approximately 0.02% and 0.01% of the enlarged issued and outstanding ordinary shares of the Company upon completion of the Transactions (“Enlarged Share Capital”), respectively. The board of directors and majority shareholders of the Company have approved the transaction.

(B)	On December 20, 2021, Dr. Low, Chan Kok Wei, Ong Bee Chen and certain sellers (“WKLEE Sellers”) entered into a share transfer agreement with WKL Eco Earth Holdings, pursuant to which Dr. Low, Chan Kok Wei, Ong Bee Chen and WKLEE Sellers agreed to sell all their ordinary shares of WKL Eco Earth Sdn. Bhd. (“WKL Eco Earth”) to WKL Eco Earth Holdings in consideration for the allotment and issuance to WKL Global Limited, Allegro Investment (BVI) Limited and WKLEE Sellers of 49,320 shares, 8,280 shares and in aggregate 14,400 shares, respectively, of the common stock of the Company, or approximately 0.05%, 0.009% and in aggregate 0.014%, respectively, of the Enlarged Share Capital. The board of directors and majority shareholders of the Company have approved the transaction.

(C)	On December 20, 2021, Tan Soon Hock, Ivan Oh Joon Wern and certain relevant interest holders (“Relevant Interest Holders”) entered into an investment exchange agreement with WKL Eco Earth Holdings, pursuant to which Tan Soon Hock, Ivan Oh Joon Wern and the Relevant Interest Holders agreed to sell all relevant interests in the WKL Group to WKL Eco Earth Holdings in consideration for the allotment and issuance of 7,037,762 shares, 2,520,000 shares and in aggregate 6,001,794 shares, respectively, of the common stock of the Company, or approximately 6.91%, 2.48% and in aggregate 5.90%, respectively, of the Enlarged Share Capital. The board of directors and majority shareholders of the Company have approved the transaction.

(D)

On December 20, 2021, Dr. Low entered into two deed of assignments of intellectual properties with WKL Eco Earth Holdings Pte. Ltd., in respect of Dr. Low’s patents relating to eco-friendly air-conditioner condenser (external unit) and the trademarks described in the deed of assignment thereunder, and in respect of Dr. Low’s patents relating to the portable air-conditioner e-Cond EVOTM and the trademarks as described in the deed of assignments thereunder (together, the “IP Assignments”). Pursuant to the IP Assignments, WKL Global Limited, Allegro Investment (BVI) Limited and certain nominees shall be allotted and issued 63,362,756 shares, 14,297,259 shares and in aggregate 5,487,752 shares, respectively of the Company’s common stock or approximately 62.25%, 14.05% and in aggregate 5.39%, respectively of the Enlarged Share Capital in consideration for the IP Assignments. The board of directors and majority shareholders of the Company have approved the IP Assignments.

Item 2.01 Acquisition or Disposition of Assets

On December 20, 2021, the Company entered into the EvoAir International Share Transfer Agreement with Dr. Low, pursuant to which Dr. Low agreed to sell all his ordinary shares of EvoAir International to the Company for a consideration of US$100. On the Closing Date, EvoAir International transferred its HVAC business to the Registrant.

Pursuant to the terms of a share transfer agreement dated December 20, 2021, Dr. Low, the then sole executive officer and director of the Company and the owner of 2,000,000 restricted shares of the Company’s ordinary shares representing approximately 67.34% of the Company’s then issued and outstanding shares, sold his entire shareholding of the Company to WKL Global Limited (“WKL Global”) for an aggregate consideration of $100. The board of directors and majority shareholders of the Company and WKL Global have approved the Share Transfer Agreement and the transactions contemplated thereunder (the “Change of Control Transaction”). Upon completion of the Transaction, WKL Global Limited owned 2,000,000 shares, or approximately 67.34% of the then issued and outstanding ordinary shares of the Company, which resulted in a change of control of the Company.

Subsequently, several transactions took place (together, the “Allotment Transactions”) whereby the Company issued and allotted in aggregate 98,809,323 ordinary shares of common stock to certain parties. On completion of the Allotment Transactions, the total number of issued and outstanding shares of common stock of the Company were 101,779,323:

(A)	On December 20, 2021, Dr. Low and Chan Kok Wei entered into a share transfer agreement with WKL Eco Earth Holdings, pursuant to which Dr. Low and Chan Kok Wei agreed to sell all their ordinary shares of WKL Green Energy to WKL Eco Earth Holdings in consideration for the allotment and issuance to WKL Global Limited and Allegro Investment (BVI) Limited of 24,000 shares and 6,000 shares of common stock, respectively, or approximately 0.02% and 0.01% of the issued and outstanding ordinary shares of the Company, respectively. The board of directors and majority shareholders of the Company have approved the transaction.

(B)	On December 20, 2021, Dr. Low, Chan Kok Wei, Ong Bee Chen and certain sellers (“WKLEE Sellers”) entered into a share transfer agreement with WKL Eco Earth Holdings, pursuant to which Dr. Low, Chan Kok Wei, Ong Bee Chen and WKLEE Sellers agreed to sell all their ordinary shares of WKL Eco Earth to WKL Eco Earth Holdings in consideration for the allotment and issuance to WKL Global Limited, Allegro Investment (BVI) Limited and WKLEE Sellers of 49,320 shares, 8,280 shares and in aggregate 14,400 shares, respectively, of the common stock of the Company, or approximately 0.05%, 0.009% and in aggregate 0.014%, respectively, of the issued and outstanding ordinary shares of the Company. The board of directors and majority shareholders of the Company have approved the transaction.

(C)	On December 20, 2021, Tan Soon Hock, Ivan Oh Joon Wern and certain relevant interest holders (“Relevant Interest Holders”) entered into an investment exchange agreement with WKL Eco Earth Holdings, pursuant to which the Tan Soon Hock, Ivan Oh Joon Wern and the Relevant Interest Holders agreed to sell all relevant interests in the WKL Group to WKL Eco Earth Holdings in consideration for the allotment and issuance of 7,037,762 shares, 2,520,000 shares and in aggregate 6,001,794 shares, respectively, of the common stock of the Company, or approximately 6.91%, 2.48% and in aggregate 5.90%, respectively, of the issued and outstanding ordinary shares of the Company. The board of directors and majority shareholders of the Company have approved the transaction.

(D)	On December 20, 2021, Dr. Low entered into two deed of assignments of intellectual properties with WKL Eco Earth Holdings Pte. Ltd., in respect of Dr. Low’s patents relating to eco-friendly air-conditioner condenser (external unit) and the trademarks described in the deed of assignment thereunder, and in respect of Dr. Low’s patents relating to the portable air-conditioner e-Cond EVOTM and the trademarks as described in the deed of assignments thereunder (together, the “IP Assignments”). Pursuant to the IP Assignments, WKL Global Limited, Allegro Investment (BVI) Limited and certain nominees shall be allotted and issued 63,362,756 shares, 14,297,259 shares and in aggregate 5,487,752 shares, respectively of the Company’s common stock or approximately 62.25%, 14.05% and in aggregate 5.39%, respectively of the Enlarged Share Capital in consideration for the IP Assignments. The board of directors and majority shareholders of the Company have approved the IP Assignments.

DESCRIPTION OF BUSINESS

History of Unex Holdings Inc.

Unex Holdings Inc. was incorporated in the State of Nevada on February 17, 2017. We have no revenues, have minimal assets and have incurred losses since inception. We were formed to provide geodesy services, and we are still in the development stage. From and after the Closing Date, at which time EvoAir transferred its HVAC business to the Registrant, the Company’s primary operations will consist of the prior operations of EvoAir.

Evoair International Limited

EvoAir International is a company incorporated in the British Virgin Islands on November 17, 2021 and the parent company of WKL Eco Earth Holdings, WKL Eco Earth, WKL Green Energy Sdn Bhd (“WKL Green Energy”), EvoAir Manufacturing (M) Sdn Bhd (“EvoAir Manufacturing”), WKL EcoEarth Indochina Co. Ltd (“WKL EcoEarth Indochina”), WKL Guanzhe Green Technology Guangzhou Co Ltd (“WKL Guanzhe Green Technology Guangzhou”) and Evo Air Marketing (M) Sdn. Bhd. (“Evo Air Marketing”) (together with Evo Air, the “WKL Group” or “the Group”). The WKL Group is principally engaged in the research and development, manufacturing sale and marketing of HVAC products for residential, commercial and industrial uses.

WKL Group Background

Dr, Low is the founder of WKL Group, and has a strong belief in the protection the Earth through the innovation of green technology. Before founding the Group, Dr. Low invested into green technology inventions, ultimately leading to the creation of the Group’s eco-friendly hybrid air-conditioning systems that utilize the group’s proprietary patent pending Heat Emission Control System (“HECS”) technology including patent pending eco-friendly air-conditioner brand, EvoAirTM and eco-friendly portable air-conditioner brand, e-Cond EVOTM. The Group’s activities include research and development, manufacturing, marketing and distributing its extensive line of eco-friendly hybrid air-conditioning systems and other related products.

The Group operates manufacturing plants and assembly lines in China and Malaysia in order to develop and manufacture its HVAC products, totalling approximately 60,000 square feet of manufacturing space.

With the rise of the Covid-19 pandemic, the Group has been engaged as an authorized exclusive distributor of the INCU branded Ionic Nano Copper Solution Technology (“INCU Technology”). The Group partners with various original equipment manufacturers (“OEMs”) in producing air purifier products that incorporate the INCU Technology under the brand e-CondLife, as well as distributes the INCU Technology to other brands for incorporation into their products.

To meet ever-changing consumer demand, the Group has established a management team with extensive experience in green technology innovations, sales and marketing, management and financial services.

WKL Group Structure

EvoAir International is a company incorporated in the British Virgin Islands on November 17, 2021. Effective from the Closing Date, it wholly owns WKL Eco Earth Holdings, a company incorporated in Singapore on July 12, 2018, which in turn wholly owns a) WKL Eco Earth, a Malaysian company incorporated on May 17, 2017 and b) WKL Green Energy a Malaysian company incorporated in October 24, 2017. WKL Eco Earth Holdings acquired (c) EvoAir Manufacturing in April 19, 2021, a Malaysian company incorporated in March 22, 2019, as well as acquiring (d) WKL EcoEarth Indochina, a Cambodia company incorporated in February 4, 2021 and (e) WKL Guanzhe Green Technology Guangzhou, a Chinese company incorporated in April 6, 2021. (f) Evo Air Marketing, a Malaysian company incorporated in February 2, 2021, is a wholly owned subsidiary of EvoAir Manufacturing.

Our Competitive Strengths

Branding with Clear Alignment to Consumer Trends

WKL Group’s E-Cond EVOTM brand had been established since 2017. The Group believes its brand’s commitment to producing eco-friendly products will resonate well with the current market environment which has become increasingly aware of the importance on reducing global warming and pursuing an eco-friendly way of life. With the onset of the global coronavirus pandemic and in-line with customer demand, the Group have also increased its offering to include air purifying products in 2020 under the brand Econ-Life, which incorporates INCU Technology to produce a sanitized environment while maintaining its eco-friendly focus. In 2021, the Group expanded its air-conditioning product offering by launching, a brand of eco-friendly air-conditioner systems that incorporates proprietary patent pending technologies which transform waste heat into cool air. The air-conditioner condensing unit (external unit) of the evoairTM is re-engineered to function as a supplementary cooling unit, CoolpressorTM addressing global warming issues faced by the HVAC industry

Track Record of Innovation

The Group’s activities include research and development, manufacturing, marketing and distributing its extensive line of eco-friendly hybrid air-conditioning systems and related products and services. Building on Dr. Low’s research into green technology, the Group first invented its eco-friendly portable hybrid air-conditioning system under its e-Cond EVOTM brand in 2017. The unit is an eco-friendly air-conditioning system with patent pending HECS technology, which regulates the temperature and volume of heat transferred from the air-conditioning system into the environment. The Group continued with research and development in incorporating and improvising its HECS Technology as well as various other patent pending technologies into its product line, subsequently launching its EvoAirTM line of eco-friendly hybrid air-conditioners in 2021. The Group’s hybrid air-conditioners produced less heat emission through its heat exchange process, as well as increased humidity and moisture of the expelled air to allow for a comfortable environment surrounding the external condenser unit during operation. In 2021, EvoAirTM received SGS Certification. In the midst of the Covid-19 pandemic, the Group partnered with its supplier to become an exclusive authorized distributor to incorporate INCU Technology into air purifier products produced through its OEM partnerships, as well as working with various distributors in Malaysia, Singapore and Indonesia to distribute the INCU Technology to other brands to be incorporated into their products. The INCU Technology supplements various air purifier/humidifier/diffuser products to provide for a clean and sanitized environment, having been certified and reported to inhibit larvidie, germicide, bactericide, fungicide, algaecide and virucide, while being non-toxic and safe for human and animal use.

Flexible supply chain

The Group produces eco-friendly air conditioner condenser unit (external unit) (the “Coolpressor Unit”) that incorporates various patent pending technology including its HEC systems under its EvoAirTM brand, as well as its eco-friendly portable air-conditioner systems under its e-Cond EVOTM brand. The Group has managed to situate its manufacturing plants in both Malaysia and China through its operating subsidiaries, EvoAir Manufacturing and WKL Guanzhe Green Technology Guangzhou, respectively. The Group operates manufacturing plants and assembly lines in China and Malaysia approximately 60,000 square feet of manufacturing space. By distributing its manufacturing capacity geographically, the Group is able to maintain a flexible supply chain concentrating production of products according to demand from different regions.  The Group has also partnered with various OEMs in producing air-purifying products, allowing for flexible production. By working with various distributors, including an international distributer for distribution of its air-purifier products with INCU technology, the Group is able to distribute its products to over 10 countries.

Experienced Management Team, Board of Directors, and Advisory Network

The Group has an experienced management team. Members of the management team have significant experience across various sectors, including green technology innovations, sales and marketing, management and financial services. Dr. Low, the Founder, Chairman and Chief Executive Officer (“CEO”) has spent 8 years at the Ministry of Science Technology and Innovation Malaysia as a Green Technology Advisor and over the past 19 years has successfully filed patents for various green technologies including Hydraulic Powered Drive System (“HPDS”), a fully waterproof transmission technology that incorporates a normal combustion (petrol/diesel) engine with a hydraulic system with the objective to produce an environmentally friendly system that enables engines and generators (petrol/diesel) to run more efficiently; and multi-purpose rescue vehicle (“MRV”), a unique vehicle built upon the “HPDS” green technology for the disaster relief sector.

Future development

The Group intends to continue development of its hybrid air-conditioning products to further increase its product offerings, as well as to expand its client base, especially with commercial and industrial clients. The Group plans to expand its distribution into other South East Asia markets, China and Asia markets, which has high potential demand for Air-Conditioning as their population gross domestic product (“GDP”) increases. Taking advantage of the global awareness and push to reduce harmful factors leading to global warming, the Group continues to market its EvoAirTM brand and e-Cond EvoTM as a truly Eco-Friendly product aiming to reduce emission of waste heat from the condensing unit and at the same time improving energy efficiency. The Group aims to continue its innovation through investment into research and development, to further improve on its product line, reduce its carbon emissions as it strives to become a leader in Green HVAC Technology.

The Group also continues to improve on its production of air purifier and air-sanitizing systems in order to capitalize on increased market demand for air sanitizing products in the wake of the global coronavirus pandemic. The Group is expanding usage and application of its INCU Technology, which acts as an effective disinfectant solution. into more sectors and markets as the Group foresees growth in demand for air-sanitizing products as a must-have product in general consumer households in the near future. Besides household consumers, the Group also aims to expand its commercial and industrial customer base, as well as partake in public sanitation projects. In terms of sanitation products, the company aims to expand into personal healthcare products such as formulated toiletries cleansers incorporating the INCU ionic nano copper solution as an active ingredient.

Product Lines

Hybird Air Conditioners

e-Cond EVOTM

Building on Dr. Low’s research into green technology, the Group first invented its line of eco-friendly portable air-conditioners under its e-Cond EVOTM brand in 2017.

The unit is an eco-friendly air-conditioning system with patent pending HECS technology, which regulates the temperature and volume of heat transferred from the air-conditioning system into the environment. This product employs an innovative hydro-refrigeration system (“HRS”) integrating evaporative cooling process with refrigeration cycle, reducing temperature of the output air by approximately 30% while achieving an optimal cooling performance of approximately 25 degree Celsius. The patent pending technology in the unit allows it to utilize up to 60% less energy than its traditional portable air-conditioning units. The portable air-conditioning systems also incorporate ionizer technology producing high concentrations of negative ions to purify the surrounding air of mold spores, pollen, pet dander, odors, cigarette smoke, bacteria, viruses, dust and other hazardous airborne particles.

The Company markets two models of the e-Cond EVOTM units: the Super King and the Outdoor King.

EvoAirTM

The Group continued to research on incorporating its patent pending HECS Technology as well as various other patent pending technologies into its product line, subsequently launching its EvoAirTM hybrid air-conditioners in 2021.

The Group’s EvoAirTM hybrid air-conditioners produced less heat emission through its patent pending HECS technology, as well as increased humidity and moisture of the expelled air to allow for a comfortable environment surrounding the external condenser unit during operation. EvoAirTM hybrid air-conditioners replaced traditional outdoor condenser units cooling coils with a Coolpressor Unit that incorporates various patent pending technologies. The Group’s patent pending HECS technology contributes to a reduction in waste heat produced by the Coolpressor unit by up to 25 degrees Celsius as well as reducing energy consumption by up to 20% compared to conventional air-conditioning units that utilizes long copper coils for cooling. The Coolpressor Unit increase the humidity of the expelled air by 20%, producing comfortable humidity levels in the surrounding environment around the Coolpressor Unit. This allows the unit to become a supplementary external-use cooling system by releasing moisturized air at approximately 28 degrees Celsius with a humidity of approximately 58% while operating under outdoor conditions. The significant decrease in waste heat and reduction in energy consumption play an important role in reducing harmful effects to the environment, in line with the Group’s philosophy of producing eco-friendly products.

Air-conditioning refrigerant is harmful to the environment. The EvoAirTM system utilizes the R32 refrigerant in its operation, which is 9% lower in density than the traditionally used R410A refrigerant found in various conventional air-conditioning systems, while maintaining approximately 43-50% higher latent heat vaporization and approximately 41% higher thermal conductivity when combined with the Group’s other patent-pending technologies. EvoAirTM’s system design also allows for a further reduction in refrigerant use of at least 30% compared to conventional air-conditioning systems with traditional long copper coils by increasing the efficiency of the heat transfer in the R32 refrigerant, in doing so, further increasing refrigerant efficiency.

The EvoAirTM hybrid air-conditioning system was awarded SGS International Certification in 2021.

Manufacturing

The Group produces its Coolpressor under its EvoAirTM brand. Meanwhile, the Group partners with OEMs to produce a air-conditioner indoor unit (blower) to complement its EvoAirTM Coolpressor as well as its eco-friendly portable air-conditioner systems under its e-Cond EVOTM brand. The Group has managed to situate its manufacturing plants in both Malaysia and China through its operating subsidiaries, EvoAir Manufacturing and WKL Guanzhe Green Technology Guangzhou, respectively. The Group operates manufacturing plants and assembly lines in China and Malaysia approximately 60,000 square feet of manufacturing space. By distributing its manufacturing capacity geographically, the Group is able to maintain a flexible supply chain concentrating production of products according to demand from different regions.

Licensing, Supply and Maintenance Service

The Group licenses its various proprietary and patent pending technologies to OEMs and other brands to be incorporated in various HVAC products. The Group has also catered to industrial clients including supplying products to factory settings or real estate developments spread out across different geographical locations including Malaysia, and Cambodia and Singapore as well as Indonesia as well as providing  maintenance and installation services of its EvoAirTM products to various commercial customers.

Air Purifier

E-CondLife

To address the spread of the Covid-19 pandemic which arose during the end of 2019, the WKL Group launched a new series of air-sanitizing products during the middle of 2020.

Partnering with its supplier, the Group became an exclusive authorized distributor of INCU technology, which involves the use of an ionic nano copper solution. The active ingredients of the solutions, Copper Sulphate Pentha-Hydrate, has a proven track record as well as having been certified and reported to inhibit larvidie, germicide, bactericide, fungicide, algaecide and virucide, while being non-toxic and safe for human and animal use. INCU (Ionic Nano Copper) has been recognized as being vital to health, as well as having proven to be effective against influenzas, bacteria such as E. Coli, bacteria groups such as MRSA as well as inhibiting against Covid-19.

The Group partnered with various OEMs to produce air-purifier products under its e-CondLife brand, in accordance to the Group’s specifications in terms of modifications to the micro-chips, magnetic control valves and systems flows to work with INCU technology. By disinfecting water in a water tank reserve through hydro-curtain technology, followed by purifying the output air in the form of water vapour or mist, E-CondLife products act as environmental disinfecting solutions for air sanitization.

The e-CondLife sanitizer system has been certified under the IECEE CB Scheme, while the INCU ionic nano copper solution used by the system has been certified by NSF International (USA) to be compliant with NSF / ANSI60 standards for all applicable requirements. The WKL group has also obtained safety test reports from TUV SUD in Singapore and ICAS Shanghai for Cytotoxicity Testing.

QCOVTM

To supplement the e-CondLife line of air purifier products, the Group partnered with various OEMs to produce small air purifier systems under its QCOVTM brand in 2021, which incorporates a diffuser to distribute the INCU ionic nano copper solution in order to sanitize the environment.

Distribution

As an exclusive authorized distributor of the INCU ionic nano copper solution, the Group has partnered with various distributors to distribute the technology to other brands and markets, Singapore, Thailand, Through these various partnerships, the Group’s air purifier systems and INCU are produced and distributed to 11 countries by various distribution channels, including through several well established marketing companies with their own respective online platforms. The Group market its brand to target customers that are attracted to the group’s eco-friendly image, the product’s ability to inhibit bacteria and viruses, as well as to provide a clean and safe environment.

Customers

Hybrid Air-Conditioner

Building on Dr. Low’s research into green technology, the Group first invented its eco-friendly portable air-conditioning system under the e-Cond EVOTM brand in 2017, aimed at a market that is conscious of the effects of global warming and wish to pursue eco-friendly solutions.

The Group has since developed its hybrid air-conditioner systems in 2021 under the EvoAirTM in two configurations: (i) an indoor unit together with an outdoor Coolpressor unit; and (ii) an individual Coolpressor unit compatible with the customer’s pre-existing indoor unit. The Group aims to market its EvoAirTM products through 3 main channels: 1) Traditional distributor and dealership point of sales model which will increase the Group’s market presence throughout the Malaysia and into other Asian markets; 2) Entry into project based contracts with housing developers, office building management, schools, government offices as well as industrial factories; and 3) E-Commerce online sales and deliveries. The Group currently focuses on the Malaysian and Singapore market as its primary markets, as it continues to expand into the China market as well as other ASEAN countries.

The Group also licenses its patent pending technology to partners in its current market, and aims to expand its licensing to partners from potential markets.

INCU Technology

As an exclusive authorized distributor of the INCU ionic nano copper solution, the Group has partnered with various distributors to distribute the technology to other brands and markets. The Group has distributed the INCU technology across the South East Asia region, from locations including Singapore, Malaysia, China and Cambodia, Brunei, Philippines, Indonesia, South Korea, Hong Kong, Thailand and Africa. The Group focuses on marketing its brand to customers that are attracted to the Group’s eco-friendly image, the technology’s ability to inhibit bacteria and viruses, as well as its ability to provide a clean and safe environment.

The Air Conditioner Industry

Growing demand for cooling

Based on the latest report by the International Energy Agency in 2018, in 2016 there were approximately 1.6 billion units of air conditioners in use globally, and China and the United States accounted for 36% and 23% of the total consumption, respectively. In addition, total air conditioner sales in the five year period ending December 31, 2020 have averaged approximately 111 million units each year.

Air-conditioners vary in energy efficiency and their usage lead to a global consumption of approximately 2,000 terawatt hours of electricity annually. In addition, almost 20% of all the electricity used in buildings is for cooling, accounting for 14% of average peak residential electricity demand globally.

The emerging economies are expected to use more air-conditioners as income levels rise. Of the 2.8 billion people living in the hottest parts of the world, only 8% currently own air-conditioning units compared to approximately 90% ownership in the United States and Japan. By 2050, India, China and Indonesia may account for 50% of the projected growth in energy use for space cooling.

Global Emissions from the use of Air Conditioners

The efficiency of air conditioners vary widely, in all major markets today, consumers are typically buying air conditioners whose average efficiencies are less than half of what is available. Carbon dioxide emissions from cooling systems have tripled since 1990 to 1,130 million tons in 2016, and local air pollutants caused by cooling systems have also increased. Greenhouse Gases produced include Carbon Dioxide and Climate Change:

●	Carbon dioxide is called a greenhouse gas because it absorbs infrared energy and remits this energy back in all directions. About half of that energy goes out into space and about half of it returns to Earth as heat, contributing to the greenhouse effect and climate change
●	The four main greenhouse gases are carbon dioxide, methane, nitrous oxide and fluorinated gases. Carbon dioxide accounts for about 75% of global greenhouse gas emissions.
●	About 30% of greenhouse gas emissions come from transportation, 25% come from the production of electricity, 23% comes from industrial production, 12% comes from commercial and residential sources and 10% comes from agriculture.
●	Climate change could increase the occurrence and severity of weather events, such as heat waves, droughts and floods. These changes are likely to increase losses to property and crops and affect economic activity.
●	The usage of air conditioners has a significant impact on the environment. Air-conditioners use chemical refrigerants, usually hydrofluorocarbons in their heat exchange systems. The hydrofluorocarbons contributes significantly to global warming if leaked to the atmosphere.
●	The generation of the electricity to power the air conditioners also contribute to significant emissions, especially when fossil fuels are burnt to produce electricity.

Urbanized areas have higher temperatures than less urbanized areas, contributing to heat islands. This is because urban areas usually have less greenery. Roads and buildings absorb and re-emit daytime heat more than forests and water bodies. As a result, urban daytime temperatures can reach approximately 1 to 7 degrees higher in Fahrenheit than the outlying areas and night-time temperatures can reach approximately 2 to 5 degrees higher in Fahrenheit. The use of air conditioners extract hot air to the outside of buildings. On high temperature days, the hot air emitted by air-conditioner units increases the outdoor temperature. This in turn increases the need for more cooling and creates a feedback loop. The use of air conditioners can increase outdoor urban temperatures by more than approximately 1 degree Celsius in some cities

Global Efforts to combat Climate Change and Global Warming

If the current rate of growth of energy use by air conditioners continues, the U.S. Energy Information Administration (“EIA”) predicts that by 2050, global energy usage for space cooling would triple to 6,200 terra watts. This would triple the amount of carbon dioxide emissions and heavy investments in electricity infrastructure to meet peak electricity demand. This could cause severe financial strain on emerging economies.

Over the years, countries around the world have come together to support policies to combat climate change. However, obtaining consensus has been challenging because of political and national circumstances. The Kigali Amendment to the Montreal Protocol, which entered into force on 1 January 2019, help protect the climate by phasing down high global warming potential hydrofluorocarbons (HFCs), which are commonly used as refrigerants. Promoting the energy efficiency of cooling technology can also significantly increase climate benefits.

●	From October 31 to November 12, 2021, the 26th annual UN Climate Change Conference (COP26) was held in Glasgow, Scotland. The objectives of COP26 were:

i. Countries were called out to reach net-zero carbon emissions by 2050 and to cap the increase in global temperatures below 1.5°C from current levels;

ii. To protect and restore ecosystems and habitats and build resilient infrastructures to withstand climate change;

iii. Developed nations to mobilize $100bn in climate finance per year for poorer nations; and

iv. Parties of COP26 to finalize the agreement and rules for action and monitoring.

The Role of Air conditioners Efficiency in combating Climate Change

Intuitively, the more energy efficient air-conditioners are, the less electricity they would consume, and less fossil fuels would be burnt to produce electricity. This would lead to less carbon dioxide emissions which could reduce global warming.

The EIA highlighted one area where policy action could deliver substantial energy savings quickly — by making air conditioners equipment more efficient. Through stricter minimum energy performance standards and other measure such as labelling, the average energy efficiency of the stock of air conditioners globally could more than double in efficiency between now and 2050. This could reduce cooling-related energy demand to 3,400 terawatts in 2050 compared to 6,200 terawatts if efficiency remained at current levels. The 45% reduction in energy usage or 2,800 terawatts could reduce carbon dioxide emissions by 1,582 megatons annually. This scenario was called the Efficient Cooling Scenario by EIA.

In addition, the use of less electricity because of more efficient air conditioners greatly reduces the need to build new generation capacity to meet peak electricity demand. In the Efficient Cooling Scenario, there would not be a need to build additional capacity deliver the 1,300 gigawatts of power with more efficient air conditioners. This is equivalent to all the coal-fired power generation in China and India today. In addition, the cumulative infrastructure, fuel and operating costs savings amounted to $2.9 trillion from 2017 to 2050. This means 45% lower electricity costs for everyone as well, compared to if there were no efficiency improvements in air conditioners

In 2018, approximately 111 million units of air conditioners were sold globally of which approximately 87% were residential units and approximately 13% were commercial units. The CAGR from 2012 to 2018 was approximately 2.2%. China was the largest consumer of air conditioners globally and it accounted for approximately 40% of all air conditioners sales. Asia (ex-Japan and China) had the highest CAGR of approximately 5.3% from 2012 to 2018 followed by Africa at approximately 3.9% CAGR. The global air conditioners systems market was valued at approximately $106.6 billion in 2020 and was expected to grow at a CAGR of approximately 6.3% from 2021 to 2028. The market size for that of China was approximately $37.0 billion in 2020 and was expected to grow at a CAGR of approximately 7.4%. The major air conditioners manufacturers globally come from Japan, South Korea, China and the USA. Daikin was the leading player globally with approximately $20.3 billion of revenues from the heating, ventilation and air conditioners segment in Financial Year ended 2020.

Competition

The air-conditioning and air purifying industry in Asia is highly competitive. Key market players in HVAC products includes several multinational, regional and local companies, the largest of which include Daikin Industries Ltd, Midea Group Co, Trane Technologies PLC, Carrier Global Corp, LG Electronics, Inc, Panasonic Corp and Mitsubishi Electric Corp. Sales depend on price, product availability, delivery schedule, product performance, product line breadth, brand reputation, design, technical expertise and service.

The Group’s competitiveness arise from its focus on eco-friendly and highly efficient product offerings.

Intellectual Property

The Group’s success and future revenue growth depend, in part, on our ability to protect our intellectual property. The Group relies primarily on patent and trademark laws, as well as confidentiality procedures, to protect our proprietary technologies and processes.

The Group believes that the core of its business is comprised of our proprietary technologies, including its patent pending HECS technology. As a result, the Group will strive to maintain a robust intellectual property portfolio. The Group’s success and future revenue growth may depend, in part, on its ability to protect its intellectual property as products and services that are material to its operating results incorporate patented technology.

The Group believes its rights to patents and trademark rights serve to distinguish and protect its products from infringement and contribute to our competitive advantages. The Group had patents and trademarks in various stages of the registration application process in Malaysia and trademarks in various stages of the registration application process in China.

We cannot assure you that any patents or copyrights will be issued from any of our pending applications. In addition, any rights granted under any of our existing or future patents, copyrights or trademarks may not provide meaningful protection or any commercial advantage to us. With respect to our other proprietary rights, it may be possible for third parties to copy or otherwise obtain and use proprietary technology without authorization or to develop similar technology independently. We may in the future initiate claims or litigation against third parties to determine the validity and scope of proprietary rights of others. In addition, we may in the future initiate litigation to enforce our intellectual property rights or to protect our trade secrets. Additional information about the risks relating to our intellectual property is provided under “Risk Factors—Risks Related to Intellectual Property.”

Government Approval And Regulation

Our business operations involve the development and sale of HVAC products, which are regulated by the Malaysia Energy Commission. The Group endeavours to ensure the safe and lawful operation of its facilities and distribution of its products and believes it is in compliance in all material respects with applicable laws and regulations.

Employees

As of December 17, 2021, the Group has approximately 30 employees, all of whom were full-time employees located in Malaysia, Singapore, China and Cambodia. None of the Group’s employees are represented by a labor union. We have never experienced any employment related work stoppages, and we consider our relations with our employees to be good.

Legal Proceedings

We are not a party to any legal proceedings that in the opinion of our management would have a material adverse effect on our business. However, from time to time we may become involved in legal proceedings or may be subject to claims arising in the ordinary course of our business. Although the results of litigation and claims cannot be predicted with certainty, we believe that the final outcome of ordinary course matters will not have a material adverse effect on our business, operating results, financial condition or cash flows.

Principal Executive Offices

Our principal executive office is located at 31-A2, Jalan 5/32A, 6 ½ Miles off Jalan Kepong, 52000 Kuala Lumpur, Malaysia.

Filing Status

We file reports with the Securities and Exchange Commission (“SEC”). You can read and copy any materials we file with the SEC at its Public Reference Room at 450 Fifth Street, NW, Washington, DC 20549. You can obtain additional information about the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site (www.sec.report) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC, including the Company.

RISK FACTORS

Before investing in our ordinary share you should carefully consider the following risk factors, the other information included herein and the information included in our other reports and filings. Our business, financial condition and the trading price of our ordinary share could be adversely affected by these and other risks.

Our business, financial condition, operating results and cash flows can be impacted by the factors set forth subsequently, any one of which could cause our actual results to vary materially from recent results or from our anticipated future results.

Risks Related to Our Business and Industry

If we are unable to continue to innovate, meet evolving market trends, adapt to changing customer demands and maintain our culture of innovation, our ability to sustain and grow our business may suffer.

The ongoing success of our business depends on our ability to continue to introduce innovative eco-friendly HVAC products to meet evolving market trends and satisfy changing customer demands. We must continue to adapt by innovating, improving our products and modifying our strategies, which could cause us to incur substantial costs. We may not be able to continue to innovate or adapt to changing market and customer needs in a timely and cost-effective manner, if at all. This could adversely impact our ability to expand our ecosystem and grow our business. Failure to develop new products to meet evolving market demands through innovation could cause us to lose current and potential customers and harm our operating results and financial condition.

In addition, we may not be able to maintain our culture of innovation, which has been critical to our success and has helped us create value for our shareholders, succeed as a leader in eco-friendly HVAC products, attract, retain and motivate employees and other ecosystem participants. Among other challenges, we may not be able to identify and promote people into leadership positions who share our culture and also focus on technology and innovation. Competitive pressure may also cause us to move in directions that may divert us from our mission, vision and values. If we cannot maintain our culture of innovation, our long-term business prospect could be materially and adversely affected.

We are exposed to concentration risk of heavy reliance on our largest nano copper supplier for the supply of nano copper solution for our INCU technology, and any shortage of, or delay in, the supply may significantly impact on our business and results of operation.

We source INCU nano copper solution for incorporation of our INCU technology into our air purifier products for sale to our customers from our largest nano copper supplier. As such, we rely on the ability and efficiency of our largest supplier to supply products. Our purchase from our largest nano copper supplier amounted to approximately $57,000 and $138,000 for the six months ended December 31, 2020 and December 15, 2021, respectively, representing approximately 100% and 100% of our total purchases, respectively. Our purchases from our top largest supplier accounted for a significant portion of our total purchases for both of the years ended December 31, 2020 and December 15, 2021.

As we do not engage in manufacturing of nano copper solution, our business, financial condition and operating results for our air purifier system depends on the continuous supply of products from our largest suppliers and our continuous supplier-customer relationship with them. Our heavy reliance on our largest supplier for the supply of nano-copper solution will have significant impact on our air purifier business and results of operation in the event of any shortage of, or delay in the supply. Our product supply may also be disrupted by potential labor disputes, strike action or natural disasters or other accidents affecting our largest supplier. If our largest suppliers do not supply products to us in a timely manner or in sufficient quantities, our business, financial condition and operating results may be materially and adversely affected. Any shortage of, disruption, or delay in the supply, or our inability to obtain supplies from alternative sources will have significant impact on our business and results of operation.

We entered into a long term original design manufacturer supply agreement (the “ODM Supply Agreement”) with our largest nano copper solution supplier in September, 2020. As is customary in the supply or sales arrangements, the agreements with our largest supplier are terminable by either party by giving notice. We cannot guarantee that our largest suppliers will not terminate the agreements before the expiry of the agreements. In the event that our largest suppliers terminate the agreements, we will have to source products from other suppliers and we may not be able to secure a similar supply of products with quantity and quality required to support our business or at all. Such termination may therefore have a material adverse impact on our business, financial condition and operating results if we fail to engage any other suppliers with similar standards before the termination.

There is no assurance that our major nano copper supplier and supplier of raw materials for our other products will continue to supply their products in the quantities and timeframes required by us to meet the demand of our customers or comply with their supply agreements with us. If our major supplier do not supply products to us in a timely manner or in sufficient quantities, our business, financial condition and operating results may be materially and adversely affected. Furthermore, in the event of any delay in delivery of the products to us, our cash flow or working capital may be materially and adversely affected as a result of the corresponding delay in delivery of our products to our customers, and hence the delay in our receipt of payment from our customers.

Furthermore, our largest nano copper supplier may change their existing sales or marketing strategy in respect of the products supplied to us by changing its export strategy, reducing its sales or production volume or changing its selling prices. As a result, there is no assurance that our largest supplier will not appoint other agents, dealers or distributors which may compete with us in the market where we operate. Furthermore, any significant increase in the selling prices of the products which we source from our largest suppliers will increase our costs and may materially and adversely affect our profit margin if we are not able to pass the increased costs on to our customers.

There is no assurance that there will be no deterioration in our relationship with our largest supplier which could affect our ability to secure sufficient supply of products for our business. In the event that our largest supplier change their sales or marketing strategy or otherwise appoint other dealers or distributors who may compete with us, our business, financial condition and operating results may be materially and adversely affected.

We operate in a competitive industry, and if we fail to compete effectively, our business could suffer.

The air-conditioning and air purifying industry in Asia is highly competitive. Competition in our HVAC products includes several multinational, regional and local companies, the largest players of which include Daikin Industries, Gree Electric, Trane Technologies, Johnson Controls, Lennox International, Midea Group and Mitsubishi Electric. Sales depend on price, product availability, delivery schedule, product performance, product line breadth, brand reputation, design, technical expertise and service. In addition to established players, we face competition from new market entrants. Increased competition may lead to a loss of market share, increased difficulty in launching new service offerings, reduction in revenue or increase in loss, any one of which could harm our business, financial condition and results of operations.

In certain of our businesses, our contracts are typically awarded on a competitive basis. Our bids are based upon, among other factors, the cost to timely provide the products and services. To generate an acceptable return, we must accurately estimate our costs and schedule. If we fail to do so, the profitability of contracts may be materially and adversely affected – including because some of our contracts provide for liquidated damages if we do not perform on time – which could have a material adverse effect on our competitive position, results of operations, cash flows or financial condition.

If we are unable to create brand influence, we may not be able to maintain current or attract new users and customers for our products.

Our operational and financial performance is highly dependent on the strength of our brand. We believe brand familiarity and preference will continue to have a significant role in winning over customers. In order to further expand our customer base, we may need to substantially increase our marketing expenditures to enhance brand awareness through various online and offline means. Moreover, negative coverage in the media of our company could threaten the perception of our brand, and we cannot assure you that we will be able to defuse negative press coverage about our company to the satisfaction of our investors, customers and suppliers. If we are unable to defuse negative press coverage about our company, our brand may suffer in the marketplace, our operational and financial performance may be negatively impacted.

Currently, we sell our products, under our various product line brands, to domestic customers in Malaysia and to overseas customers. However, if our competitors initiate a lawsuit against us for infringing their trademarks, we may be forced to adopt a new brand name for our products. As a result, we may incur additional marketing cost to raise awareness of such new brand name. We may also be ordered to pay a significant amount of damages, and our business, results of operations and financial condition could be materially and adversely affected. We operate in a competitive environment and our profitability and competitive position depend on our ability to accurately estimate the costs and timing of providing our products and services.

We may be unable to protect our intellectual property rights.

We rely on intellectual property laws in Malaysia and other jurisdictions to protect our trademarks. We are in the process of registering four trademarks in Malaysia and one in China. We cannot assure you that counterfeiting or imitation of our products will not occur in the future or, if it does occur, that we will be able to address the problem in a timely and effective manner. Any occurrence of counterfeiting or imitation of our products or other infringement of our intellectual property rights could negatively affect our brand and our reputation, which in turn adversely affects the results of our operations.

Litigation to prosecute infringement of our intellectual property rights could be costly and lengthy and will divert our managerial and financial resources. We will have to bear costs of the intellectual property litigation and may be unable to recover such costs from our opposite parties. Protracted litigation could also result in our customers deferring or limiting their purchase or use of our products until such litigation is resolved. The occurrence of any of the foregoing will have a material adverse effect on our business, financial condition and results of operations.

Climate change and regulations associated with climate change could adversely affect our business.

The effects of climate change, including extreme weather conditions, create financial risks to our business. The effects of climate change could disrupt our operations by impacting the availability and cost of materials and by increasing insurance and other operating costs. The effects of climate change also may impact our decisions to construct new facilities or maintain existing facilities in the areas most prone to physical risks, which could similarly increase our operating and material costs. We could also face indirect financial risks passed through the supply chain that could result in higher prices for our products and the resources needed to produce them.

There is a general consensus that greenhouse gas emissions are linked to climate change, and that these emissions must be reduced dramatically to avert its worst effects. As a result, increased public awareness and concern about climate change will likely continue to (1) generate more international, regional and/or national requirements to curtail the use of high global warming potential refrigerants (which are essential to many of our products); (2) increase building energy efficiency; and (3) cause a shift away from the use of fossil fuels as an energy source. While our products are focused to be eco-friendly, nonetheless, these requirements may render some of the existing technology, particularly some of our products that require refrigerant use, non-compliant or obsolete. While we continue to be committed to developing eco-friendly sustainable solutions for our products, there can be no assurance that our development efforts will be successful, that our products will be accepted by the market, that proposed regulations or deregulation will not have an adverse effect on our competitive position, or that economic returns will reflect our investments in new product development.

The inconsistent international, regional and/or national requirements associated with climate change regulations also create economic and regulatory uncertainty. There is also regulatory and budgetary uncertainty associated with government incentives, which, if discontinued, could adversely impact the demand for energy-efficient buildings and could increase costs of compliance.

Our business and financial performance depend on continued and substantial investments in our information technology infrastructure, which may not yield anticipated benefits and which may be vulnerable to cyber-attacks.

The efficient operation of our business requires continued and substantial investments in information technology (“IT”) infrastructure systems. The failure to design, develop and implement new IT technology infrastructure systems in an effective and timely manner or to maintain existing systems could divert management’s attention and resources. Our information systems may also become obsolete because of inadequate investments, requiring an unplanned transition to a new platform that could be time consuming, costly, and damaging to our competitive position and could require additional management attention. Repeated or prolonged interruptions of service because of poor execution, inadequate investments or obsolescence could have a significant adverse impact on our reputation and our ability to sell products and services.

In addition, our business may be impacted by disruptions to our or third-party IT infrastructure, which could result from (among other causes) cyber-attacks, infrastructure failures or compromises to our physical security. Cyber-based risks are evolving and include attacks: (i) on our IT infrastructure (ii) targeting the security, integrity and/or availability of hardware and software; (iii) on information installed, stored or transmitted in our products (including after the purchase of those products and when they are installed into third-party products); and (iv) on facilities or similar infrastructure. Such attacks could disrupt our systems (or those of third parties) and business operations, impact the ability of our products to work as intended or result in the unauthorized access, use, disclosure, modification, or destruction of information in violation of applicable law and/or contractual obligations. We have experienced cyber-based attacks and, due to the evolving threat landscape, may continue to experience them going forward, potentially with more frequency or severity. We continue to make investments and adopt measures to enhance our protection, detection, response and recovery capabilities, and to mitigate potential risks to our technology, products, services, operations and confidential data. However, depending on the nature, sophistication and scope of cyber-attacks, it is possible that potential vulnerabilities could go undetected for an extended period. As a result, we could potentially experience: (i) production downtimes; (ii) operational delays or other detrimental impacts on our operations; (iii) destruction or corruption of data; (iv) security breaches; (v) manipulation or improper use of our or third-party systems, networks or products; and (vi) financial losses from remedial actions, loss of business, liability, penalties, fines and/or damage to our reputation—any of which could have a material adverse effect on our competitive position, results of operations, cash flows or financial condition. Due to the evolving nature of such risks, the impact of any potential incident cannot be predicted. In addition, because of the global nature of our business, our internal systems and products must comply with applicable laws, regulations and standards in a number of jurisdictions, and government enforcement actions and violations of data privacy and cybersecurity laws could be costly or interrupt our business operations. Any disruption to our business arising from such issues, or an increase in our costs to cover these issues that is greater than what we have anticipated, could have an adverse effect on our competitive position, reputation, results of operations, cash flows or financial condition.

We depend on our intellectual property and have access to certain intellectual property and information of our customers and suppliers. Infringement of or the failure to protect that intellectual property could adversely affect our future growth and success.

The Company’s intellectual property rights are important to our business and include numerous patents, trademarks, proprietary technology, technical data, business processes and other confidential information. Although we consider our intellectual property rights in the aggregate to be valuable, we do not believe that our business is materially dependent on a single intellectual property right or any group of them. We nonetheless rely on a combination of patents, trademarks, nondisclosure agreements, customer and supplier agreements, license agreements, information technology security systems, internal controls and compliance systems and other measures to protect our intellectual property. We also rely on nondisclosure agreements, information technology security systems and other measures to protect certain customer and supplier information and intellectual property that we have in our possession or to which we have access. Our efforts to protect such intellectual property and proprietary information may not be sufficient, however.

We cannot be sure that our pending patent applications will result in the issuance of patents, that patents issued to or licensed by us in the past or in the future will not be challenged or circumvented by competitors, or that these patents will found to be valid or sufficiently broad to preclude our competitors from introducing technologies similar to those covered by our patents and patent applications.

In addition, we may be the target of competitor or other third-party patent enforcement actions seeking substantial monetary damages or seeking to prevent the sale and marketing of certain of our products. Our competitive position also may be adversely impacted by limitations on our ability to obtain possession, ownership or necessary licenses concerning data important to the development or sale of our products or service offerings, or by limitations on our ability to restrict the use by others of data related to our products or services. Any of these events or factors could subject us to judgments, penalties and significant litigation costs or temporarily or permanently disrupt our sales and marketing of the affected products or services and could have a material adverse effect on our competitive position, results of operations, cash flows or financial condition.

We use a variety of raw materials and supplier-provided parts in our business. Significant shortages, supplier capacity constraints or production disruptions, price increases, or tariffs could increase our operating costs and adversely impact the competitive positions of our products.

Our reliance on suppliers and commodity markets to secure components and raw materials (such as copper and steel as well as INCU ionic copper solution), and on service providers to deliver our products, exposes us to volatility in the prices and availability of these materials and services. That potential volatility is particularly acute in certain instances where we depend upon a single source. Issues with suppliers (such as delivery or production disruptions, capacity constraints, quality issues, consolidations, closings or bankruptcies), price increases, raw material shortages, or the decreased availability of trucks and other delivery services could have a material adverse effect on our ability to meet our commitments to customers or increase our operating costs.

We use various strategies to lock in prices of expected purchases of certain raw materials; however, these efforts could cause us to pay higher prices for a commodity when compared with the market price at the time the commodity is actually purchased or delivered. Tariffs can also increase our costs, the impact of which is difficult to predict. However, we believe that our supply management and production practices appropriately balance the foreseeable risks and the costs of alternative practices. Nonetheless, these risks may have a material adverse effect on our competitive position, results of operations, cash flows or financial condition.

We design, manufacture and service products that incorporate advanced technologies. The introduction of new products and technologies involves risks, and we may not realize the degree or timing of benefits initially anticipated.

Our future success depends on designing, developing, producing, selling and supporting innovative products that incorporate advanced technologies. The regulations applicable to our products, as well as our customers’ product and service needs, change from time to time. Moreover, regulatory changes may render our products and technologies non-compliant. Our ability to realize the anticipated benefits of our technological advancements or product improvements – including those associated with regulatory changes – depends on a variety of factors, including: meeting development, production, and regulatory approval schedules; meeting performance plans and expectations; the availability of raw materials and parts; our suppliers’ performance; the hiring, training and deployment of qualified personnel; achieving efficiencies; identifying emerging regulatory and technological trends; validating innovative technologies; the level of customer interest in new technologies and products; and the costs and customer acceptance of our new or improved products.

Failure to achieve and maintain a high level of product and service quality could damage our reputation with customers and negatively impact our results.

Product and service quality issues could harm customer confidence in our company and our brands. If certain of our product offerings do not meet applicable safety standards or our customers’ expectations regarding safety or quality, we can experience lost sales and increased costs and we can and have been exposed to legal, financial and reputational risks. Actual, potential or perceived product safety concerns could expose us to litigation as well as government enforcement actions, which has also occurred in certain instances. In addition, when our products fail to perform as expected, we are exposed to warranty, product liability claims, personal injury and other claims.

We maintain strict quality controls and procedures. However, we cannot be certain that these controls and procedures will reveal defects in our products or their raw materials, which may not become apparent until after the products have been placed in use in the market. Accordingly, there is a risk that products will have defects, which could require a product recall. Product recalls can be expensive to implement, and may damage our reputation, customer relationships and market share.

In many jurisdictions, product liability claims are not limited to any specified amount of recovery. If any such claims or contribution requests or requirements exceed our available insurance or if there is a product recall, there could be an adverse impact on our results of operations. In addition, a recall or claim could require us to review our entire product portfolio to assess whether similar issues are present in other products, which could result in a significant disruption to our business and which could have a further adverse impact on our business, financial condition, results of operations and cash flows. There can be no assurance that we will not experience any material warranty or product liability claim losses in the future, that we will not incur significant costs to defend such claims or that we will have adequate reserves to cover any recalls, repair and replacement costs.

We are subject to litigation, environmental, and other legal and compliance risks.

We are subject to a variety of litigation, legal and compliance risks. These risks relate to, among other things, personal injuries, intellectual property rights, contract-related claims, taxes, environmental matters, employee health and safety, competition laws and laws governing improper business practices. If found responsible in connection with such matters, we could be subject to significant fines, penalties, repayments and other damages (in certain cases, treble damages), and experience reputational harm.

As a global business, we are subject to complex laws and regulations in the U.S. and other countries in which we operate. Those laws and regulations may be interpreted in different ways. They may also change from time to time, as may related interpretations and other guidance. Changes in laws or regulations could result in higher expenses. Uncertainty relating to laws or regulations may also affect how we operate, structure our investments and enforce our rights.

Changes in environmental and climate change related-laws could require additional investments in product designs, which may be more expensive or difficult to manufacture, qualify and sell and/or may involve additional product safety risks and could increase environmental compliance expenditures.

At times we are involved in disputes with private parties over environmental issues, including litigation over the allocation of cleanup costs, alleged personal injuries and property damage. Existing and future asbestos-related claims could adversely affect our financial condition, results of operations and cash flows. Personal injury lawsuits may involve individual and purported class actions alleging that contaminants originating from our current or former products or operating facilities caused or contributed to medical conditions. Property damage lawsuits may involve claims relating to environmental damage or diminution of real estate values. Even in litigation where we believe our liability is remote, there is a risk that a negative finding or decision could have a material adverse effect on our competitive position, results of operations, cash flows or financial condition, in particular with respect to environmental claims in regions where we have, or previously had, significant operations or where certain of our products have been manufactured and used.

Our failure to comply with anti-corruption laws and regulations, or effectively manage our employees, customers and business partners, could severely damage our reputation, and materially and adversely affect our business, financial condition, results of operations and prospects.

We are subject to risks in relation to actions taken by us, our employees, third-party customers or third-party suppliers that constitute violations of the anti-corruption laws and regulations. While we adopt strict internal procedures and work closely with relevant government agencies to ensure compliance of our business operations with relevant laws and regulations, our efforts may not be sufficient to ensure that we comply with relevant laws and regulations at all times. If we, our employees, third-party customers or third-party suppliers violate these laws, rules or regulations, we could be subject to fines and/or other penalties. Actions by Malaysia regulatory authorities or the courts to provide an alternative interpretation of the laws and regulations or to adopt additional anti-bribery or anti-corruption related regulations could also require us to make changes to our operations. Our reputation, corporate image, and business operations may be materially and adversely affected if we fail to comply with these measures or become the target of any negative publicity as a result of actions taken by us, our employees, third-party customers or third-party suppliers.

Our business depends on the continued contributions made by Low Wai Koon (“Dr. Low”), as our founder, chief executive officer, chief operating officer and chairman of the board, the loss of who may result in a severe impediment to our business, results of operation and financial condition.

Our success is dependent upon the continued contributions made by founder, chief executive officer, chief operating officer and chairman of the board, Dr. Low. We rely on his expertise in business operations when we are developing our business. We have no “Key Man” insurance to cover the resulting losses in the event that any of our officer or directors should die or resign. In order to mitigate this risk, the Group has continued to invest in its personnel training as well as investment into its research and development department.

However, if Dr. Low cannot serve the Company or is no longer willing to do so, the Company may not be able to find alternatives in a timely manner or at all. This would likely result in a severe damage to our business operations and would have an adverse material impact on our financial position and operating results. To sustain our operations, the Company may have to recruit and train replacement personnel at a higher cost. In addition, if Dr. Low joins our competitors or develops similar businesses that are in competition with our Company, our business, results of operation and financial conditions may also be negatively impacted .

Our business, financial condition and results of operations have been and may continue to be adversely affected by COVID-19.

The global outbreak of COVID-19 has severely constrained economic activity and, as a result, has caused a significant contraction in the global economy. In response to this outbreak, governments have taken preventive or protective actions, including imposing restrictions on business operations and travel. Governments have also implemented economic stabilization efforts and other measures to mitigate the economic effects of the outbreak; however, the effectiveness and continuation of those measures remains uncertain.

The COVID-19 pandemic has had an adverse effect on our business, financial condition and results of operations. The pandemic continues to result in widespread and extended or partial shutdowns and other restrictions on the operations of non-essential businesses, including construction, hospitality venues, offices and travel. Since we lease offices in Malaysia, Cambodia and China for our business operations, the COVID-19 outbreak caused temporary office and factory closures from late March to May 2020, resulting in lower work efficiency and productivity. The nature and extent of the continuing impact of COVID-19 on our business, financial condition and results of operations is uncertain and will depend on future developments, including the recent and pending approvals of vaccines, the wide-spread distribution of vaccines and the effectiveness of such vaccines in preventing COVID-19, and the time it takes to vaccinate global populations.

The COVID-19 pandemic has created unique global and industry-wide challenges, including challenges to our business. Nonetheless, further prolonged closures and restrictions throughout the world or the rollback of reopening measures due to a resurgence of COVID-19 cases and continued decreases in the general level of economic activity may again disrupt our operations and the operations of our suppliers, distributors and customers.

As a result of the foregoing, the pandemic and its impact have also affected and could continue to affect the ability of our customers to pay for our products and services and to obtain financing for significant purchases and operations, which has resulted in, and could further result in, a decrease and/or cancellation of orders and/or payment delays or defaults. Such conditions may also adversely affect our supply base and increase the potential for one or more of our suppliers to experience financial distress or bankruptcy, which could impact our ability to fulfil orders on time or at the anticipated cost. We also may be required to raise additional capital in the future and our access to and cost of financing will depend on, among other things, global economic conditions, conditions in the global financing markets, the availability of sufficient amounts of financing, our results of operations and our credit ratings. There is no guarantee that financing will be available in the future to fund our obligations, or that it will be available on terms consistent with our expectations. Any of these factors could have a material adverse effect on our business, results of operations, cash flows and financial condition.

Risks Related to Doing Business in Malaysia

Developments in the social, political, regulatory and economic environment in Malaysia may have a material adverse impact on us.

Our business, prospects, financial condition and results of operations may be adversely affected by social, political, regulatory and economic developments in Malaysia. Such political and economic uncertainties include, but are not limited to, the risks of war, terrorism, nationalism, nullification of contract, changes in interest rates, imposition of capital controls and methods of taxation.

Negative developments in Malaysia’s socio-political environment may adversely affect our business, financial condition, results of operations and prospects. The Malaysian economy registered growth of approximately a contracted growth of 5.6% in 2019 and 4.3% in 2020, according to the Department of Statistics Malaysia. Although the overall Malaysian economic environment (in which we predominantly operate) appears to be positive, there can be no assurance that this will continue to prevail in the future. Economic growth is determined by countless factors, and it is extremely difficult to predict with any level of absolute certainty. Furthermore, on March 11, 2020, the World Health Organization or WHO declared the coronavirus or COVID-19 a pandemic. To help counter the transmission of COVID-19, the government of Malaysia initiated movement control orders (“MCO”), the first effective March 18, 2020. The MCO had resulted in quarantines, travel restrictions, and the temporary closure of stores and facilities in Malaysia. The first MCO was extended three times, each for a two-weeks period, until May 12, 2020. On May 13, 2020, the MCO was eased to a Conditional Movement Control Order (“CMCO”) where most business sectors were allowed to operate under strict rules and Standard Operating Procedures mandated by the government of Malaysia. The CMCO was further relaxed, and on June 8, 2020, Malaysia moved into the Recovery Movement Control Order (“RMCO”). Due to a resurgence of COVID-19, CMCO was reimposed in the state of Sabah, Selangor, Kuala Lumpur and Putrajaya effective October 14, 2020. On November 7, 2020, the CMCO was extended to a wider geographical area to include another six states in the country. Effectively, ten of thirteen states in Malaysia were placed under CMCO with the exceptions of Perlis, Pahang and Kelantan. On January 1, 2021, the Government of Malaysia extended the Recovery Movement Control Order (“RMCO”) through March 31, 2021. On January 12, 2021, the Malaysian government declared a state of emergency nationwide to combat COVID-19. Intermittent lockdowns were imposed in various states and districts in the country. On March 5, 2021, lockdowns in most part of the country was eased to a CMCO, nevertheless, COVID-19 cases in the country continue to rise. On May 12, 2021, Malaysia was again put under a full lockdown nationwide, until the earlier of (i) daily COVID-19 cases infection of the country fall below 4,000; (ii) intensive Unit Care, or ICU, wards start operating at a moderate level; or (iii) 10% of the Malaysian population is fully vaccinated. The country is administering over 400,000 doses of COVID-19 vaccines daily. On July 17, 2021, the full lockdown was slightly eased as 13.9% of the Malaysian population was fully vaccinated, with another 30% having received at least one dose of the vaccine. As such, the extent to which the coronavirus may continue to adversely impact the Malaysian economy is uncertain. In the event that the Malaysia economy suffers, demand for our products may diminish, which would in turn result in our profitability. This could in turn result in a substantial need for restructuring of our business objectives and could result in a partial or entire loss of an investment in our Company.

We are subject to foreign exchange control policies in Malaysia.

The ability of our subsidiaries to pay dividends or make other payments to us may be restricted by the foreign exchange control policies in the countries where we operate. For example, there are foreign exchange policies in Malaysia which support the monitoring of capital flows into and out of the country in order to preserve its financial and economic stability. The foreign exchange policies are administered by the Foreign Exchange Administration, an arm of Bank Negara Malaysia (“BNM”), the central bank of Malaysia. The foreign exchange policies monitor and regulate both residents and non-residents. Under the current Foreign Exchange Administration rules issued by BNM, non-residents are free to repatriate any amount of funds from Malaysia in foreign currency other than the currency of Israel at any time (subject to limited exceptions), including capital, divestment proceeds, profits, dividends, rental, fees and interest arising from investment in Malaysia, subject to any withholding tax. In the event BNM or any other country where we operate introduces any restrictions in the future, we may be affected in our ability to repatriate dividends or other payments from our subsidiaries in Malaysia or in such other countries. Since we are a holding company and rely principally on dividends and other payments from our subsidiaries for our cash requirements, any restrictions on such dividends or other payments could materially and adversely affect our liquidity, financial condition and results of operation.

Economic, market and political developments in the countries where we operate could have a material and adverse effect on our business.

As with all organizations that seek to reduce business risks via geographical expansion, the economic, market and political conditions in other countries, particularly emerging market conditions in Southeast Asia, could have an influence on our business. Any widespread global financial instability or a significant loss of investor confidence in emerging market economies may materially and adversely affect our business, financial condition, results of operations, prospects or reputation.

Examples of such external factors or conditions that are outside our control include, but are not limited to the following:

●       general economic, political and social conditions in Southeast Asian markets;

●       consumer spending patterns in our key markets;

●       currency and interest rate fluctuations;

●       international events and circumstances such as wars, terrorist attacks, natural disasters and political instability; and

●       changes in legal regimes and governmental regulations, such as licensing and approvals, taxation, duties and tariffs, in key markets and abroad.

For example, the global financial markets experienced significant disruptions in 2008 and the United States, Europe and other economies went into recession. The recovery from the lows of 2008 and 2009 was uneven and the global economy has continued to face new challenges. There is considerable uncertainty over the long-term effects of the expansionary monetary and fiscal policies that have been adopted by the central banks and financial authorities of some of the world’s leading economies, including the United States. For example, in 2013, the Federal Reserve Bank in the United States announced the tapering of its bond-buying program which led to a high degree of volatility in equity markets and substantial devaluations in the currencies of many emerging economies, including markets where we operate. Economic conditions in the countries where we operate might be sensitive to global economic conditions, as well as changes in domestic economic and political policies and the expected or perceived overall economic growth rate in emerging markets. Furthermore, the outbreak of coronavirus disease 2019 was first reported in December 2019 in Wuhan, China. As at November 30, 2021, the coronavirus continues to impact the global economy.

Risks Related to Intellectual Property

If we are not able to adequately protect our proprietary intellectual property and information, and protect against third party claims that we are infringing on their intellectual property rights, our results of operations could be adversely affected.

The value of our business depends in part on our ability to protect our intellectual property including our patents applications and trademarks, as well as our customer, employee, and customer data. Third parties may try to challenge our ownership of our intellectual property in Asia and around the world. In addition, intellectual property rights and protections in Malaysia may be insufficient to protect material intellectual property rights. Further, our business is subject to the risk of third parties counterfeiting our products or infringing on our intellectual property rights. The steps we have taken may not prevent unauthorized use of our intellectual property. We may need to resort to litigation to protect our intellectual property rights, which could result in substantial costs and diversion of resources. If we fail to protect our proprietary intellectual property and information, including with respect to any successful challenge to our ownership of intellectual property or material infringements of our intellectual property, this failure could have a significant adverse effect on our business, financial condition, and results of operations.

If we are unable to adequately protect our intellectual property rights, or if we are accused of infringing on the intellectual property rights of others, our competitive position could be harmed or we could be required to incur significant expenses to enforce or defend our rights.

Our commercial success will depend in part on our success in obtaining and maintaining patents, copyrights, trademarks, trade secrets and other intellectual property rights in Malaysia and elsewhere and protecting our proprietary technology. If we do not adequately protect our intellectual property and proprietary technology, competitors may be able to use our technologies or the goodwill we have acquired in the marketplace and erode or negate any competitive advantage we may have, which could harm our business and ability to achieve profitability.

We cannot provide any assurances that any of our pending patent applications that mature into issued patents will include a scope sufficient to protect our products, any additional features we develop for our products or any new products. Other parties may have developed technologies that may be related or competitive to our system, may have filed or may file patent applications and may have received or may receive patents that overlap or conflict with our patent applications, either by claiming the same methods or devices or by claiming subject matter that could dominate our patent position. Our patent position may involve complex legal and factual questions, and, therefore, the scope, validity and enforceability of any patent claims that we may obtain cannot be predicted with certainty. Patents, if issued, may be challenged, deemed unenforceable, invalidated or circumvented. Proceedings challenging our patents could result in either loss of the patent or denial of the patent application or loss or reduction in the scope of one or more of the claims of the patent or patent application. In addition, such proceedings may be costly. Thus, any patents that we may own may not provide any protection against competitors. Furthermore, an adverse decision in an interference proceeding can result in a third party receiving the patent right sought by us, which in turn could affect our ability to commercialize our products.

Though an issued patent is presumed valid and enforceable, its issuance is not conclusive as to its validity or its enforceability and it may not provide us with adequate proprietary protection or competitive advantages against competitors with similar products. Competitors could purchase our products and attempt to replicate some or all of the competitive advantages we derive from our development efforts, willfully infringe our intellectual property rights, design around our patents, or develop and obtain patent protection for more effective technologies, designs or methods.

We may be unable to prevent the unauthorized disclosure or use of our technical knowledge or trade secrets by consultants, suppliers, vendors, former employees and current employees.

Our ability to enforce our patent rights depends on our ability to detect infringement. It may be difficult to detect infringers who do not advertise the components that are used in their products. Moreover, it may be difficult or impossible to obtain evidence of infringement in a competitor’s or potential competitor’s product. We may not prevail in any lawsuits that we initiate and the damages or other remedies awarded if we were to prevail may not be commercially meaningful.

In addition, proceedings to enforce or defend our patents could put our patents at risk of being invalidated, held unenforceable or interpreted narrowly. Such proceedings could also provoke third parties to assert claims against us, including that some or all of the claims in one or more of our patents are invalid or otherwise unenforceable. If any of our patents covering our products are invalidated or found unenforceable, or if a court found that valid, enforceable patents held by third parties covered one or more of our products, our competitive position could be harmed or we could be required to incur significant expenses to enforce or defend our rights.

The degree of future protection for our proprietary rights is uncertain, and we cannot ensure that:

● any of our pending patent applications, if issued, will include claims having a scope sufficient to protect our products;

● any of our pending patent applications will be issued as patents;

● we were the first to file patent applications for these inventions;

● others will not develop similar or alternative technologies that do not infringe our patents; any of our patents will be found to ultimately be valid and enforceable;

● any patents issued to us will provide a basis for an exclusive market for our commercially viable products, will provide us with any competitive advantages or will not be challenged by third parties;

● we will develop additional proprietary technologies or products that are separately patentable; or

● our commercial activities or products will not infringe upon the patents of others.

We rely, in part, upon unpatented know-how and continuing technological innovation to develop and maintain our competitive position. Further, our trade secrets could otherwise become known or be independently discovered by our competitors.

Risks Relating to Our Securities

There may not be sufficient liquidity in the market for our securities in order for investors to sell their securities.

There is currently only a limited public market for our ordinary share, which is listed on the Over-the-Counter Pink Sheets, and there can be no assurance that a trading market will develop further or be maintained in the future.

The market price of our ordinary share may be volatile.

The market price of our ordinary share has been and will likely continue to be highly volatile, as is the stock market in general, and the market for OTC Pink Sheet quoted stocks in particular. Some of the factors that may materially affect the market price of our ordinary share are beyond our control, such as changes in financial estimates by industry and securities analysts, conditions or trends in the industry in which we operate or sales of our ordinary share. These factors may materially adversely affect the market price of our ordinary share, regardless of our performance. In addition, the public stock markets have experienced extreme price and trading volume volatility. This volatility has significantly affected the market prices of securities of many companies for reasons frequently unrelated to the operating performance of the specific companies. These broad market fluctuations may adversely affect the market price of our ordinary share.

Our ordinary share may be considered a “penny stock” and may be difficult to sell.

The SEC has adopted regulations which generally define a “penny stock” to be an equity security that has a market price of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to specific exemptions. The market price of our ordinary share is less than $5.00 per share and, therefore, it may be designated as a “penny stock” according to SEC rules. This designation requires any broker or dealer selling these securities to disclose certain information concerning the transaction, obtain a written agreement from the purchaser and determine that the purchaser is reasonably suitable to purchase the securities. These rules may restrict the ability of brokers or dealers to sell our ordinary share and may affect the ability of investors to sell their shares.

The market for penny stocks has experienced numerous frauds and abuses, which could adversely impact investors in our stock.

OTC Pink Sheet securities are frequent targets of fraud or market manipulation, both because of their generally low prices and because OTC Pink Sheet reporting requirements are less stringent than those of the stock exchanges or NASDAQ.

Patterns of fraud and abuse include:

·Control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer;

·Manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases;

·“Boiler room” practices involving high pressure sales tactics and unrealistic price projections by inexperienced sales persons;

·Excessive and undisclosed bid-ask differentials and mark-ups by selling broker-dealers; and

·Wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the inevitable collapse of those prices with consequent investor losses.

-Our management is aware of the abuses that have occurred historically in the penny stock market.

We have not paid dividends in the past and do not expect to pay dividends in the foreseeable future and any return on investment may be limited to the value of our stock.

We have never paid any cash dividends on our ordinary share and do not anticipate paying any cash dividends on our ordinary share in the foreseeable future and any return on investment may be limited to the value of our stock. We plan to retain any future earnings to finance growth.

General Risks

Natural disasters, epidemics or other unexpected events may disrupt our operations, adversely affect our results of operations, financial condition and may not be fully covered by insurance.

The occurrence of one or more natural disasters, power outages or other unexpected events, including hurricanes, fires, earthquakes, volcanic eruptions, tsunamis, floods and other forms of severe weather, health epidemics, pandemics (including COVID-19) or other contagious outbreaks, conflicts, wars or terrorist acts, in the U.S. or in other countries in which we or our suppliers or customers operate could adversely affect our operations and financial performance. Natural disasters, power outages or other unexpected events could damage or close one or more of our facilities or disrupt our operations temporarily or long-term, such as by causing business interruptions or by affecting the availability and/or cost of materials needed for manufacturing. In some cases, we have only one factory that can manufacture a specific product or product line. As a result, damage to or the closure of that factory may disrupt or prevent us from manufacturing certain products. Existing insurance arrangements may not cover all of the costs or lost cash flows that may arise from such events. The occurrence of any of these events could also increase our insurance and other operating costs or harm our sales.

We may be affected by global economic, capital market and political conditions, and conditions in the construction, transportation and infrastructure industries in particular.

Our business, financial condition, operating results and cash flows may be adversely affected by changes in global economic conditions and geopolitical risks and conditions, including credit market conditions, levels of consumer and business confidence, fluctuations in residential, commercial and industrial construction activity, pandemic health issues (including COVID-19 and its effects), natural disasters, commodity prices, energy costs, interest rates, foreign exchange rates, levels of government spending and deficits, trade policies (including tariffs, boycotts and sanctions), regulatory changes, actual or anticipated default on sovereign debt and other challenges that could affect the global economy.

These economic and political conditions affect our business in a number of ways. At this point, the extent to which COVID-19 will continue to impact the global economy remains uncertain, but pandemics or other significant public health events, or the perception that such events may occur, could have a material adverse effect on our business, results of operations and financial condition. Additionally, the tightening of credit in the capital markets could adversely affect the ability of our customers, including individual end-customers and businesses, to obtain financing for significant purchases and operations, which could result in a decrease in or cancellation of orders for our products and services. Similarly, tightening credit may adversely affect our supply base and increase the potential for one or more of our suppliers to experience financial distress or bankruptcy. Additionally, because we have a number of factories and suppliers in foreign countries, the imposition of tariffs or sanctions or unusually restrictive border crossing rules could adversely affect our supply chain, operations and overall business.

Our business and financial performance is also adversely affected by decreases in the general level of economic activity, such as decreases in business and consumer spending and construction (both residential and commercial as well as remodelling).

Our business success depends on attracting and retaining qualified personnel.

Our ability to sustain and grow our business requires us to hire, retain and develop a highly skilled and diverse management team and workforce. Failure to ensure that we have leadership with the necessary skill sets and experience could impede our ability to deliver our growth objectives, execute our strategic plan and effectively transition our leadership.

DESCRIPTION OF PROPERTY

The Company’s corporate headquarters is located at 31-A2, Jalan 5/32A, 6 ½ Miles off Jalan Kepong, 52000 Kuala Lumpur, Malaysia. We believe that our existing factories operating in the People’s Republic of China and Malaysia, which are described above, are well maintained and in good operating condition, and will be sufficient for our production goals for the next year.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS

Item 7.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with our financial statements, including the notes thereto, appearing elsewhere in this annual report. The following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in the forward looking statements. Factors that could cause or contribute to such differences include, but are not limited to those discussed below and elsewhere in this Form 8-K. Our audited consolidated financial statements are stated in United States Dollars and are prepared in accordance with United States Generally Accepted Accounting Principles.

Plan of Operation and Funding

We expect that working capital requirements will continue to be funded through further issuances of securities. Our working capital requirements are expected to increase in line with the growth of our business.

Existing working capital, further advances, issuance of equity and debt instruments, and anticipated cash flow are expected to be adequate to fund our operations over the next twelve months. Save for hire purchase, we have no lines of credit or other bank financing arrangements. Generally, we have financed operations to date through the proceeds of the issuance of equity and debt instruments. In connection with our business plan, management anticipates additional increases in operating expenses and capital expenditures relating to: (i) research and development expenditure; (ii) expansion capital; and (iii) marketing expenses; and (iv) general working capital We intend to finance these expenditure and expenses with further issuances of equity and or debt securities. Thereafter, we expect to raise additional capital and generate revenue to meet long-term operating requirements. Additional issuances of equity or convertible debt securities will result in dilution to our current shareholders. Further, such securities might have rights, preferences or privileges senior to our common stock. Additional financing may not be available upon acceptable terms, or at all. If adequate funds are not available or are not available on acceptable terms, we may not be able to take advantage of prospective new business endeavours or opportunities, which could significantly and materially restrict our business operations.

Results of Operations

The following table sets forth certain selected condensed statement of operations data for the periods indicated in dollars. In addition, we note that the period-to-period comparison may not be indicative of future performance.

The following summary of our operations should be read in conjunction with our audited financial statements for the years ended August 31, 2021 and 2020, which are included herein.

	Year Ended August 31
	2021	2020	Changes	%
Revenue	$774,805	$367,171	$407,634	111%
Cost of Revenues	(503,116)	(284,827)	218,289	77%
Gross Profit	271,689	82,344	189,345	230%
Operating Expenses	1,352,133	499,423	852,710	171%
Loss from operations	(1,080,444)	(417,079)	(663,365)	159%
Other expense	(23,036)	(75,487)	52.451	69%
Net Loss	(1,103,480)	(492,566)	(610,914)	124%

Revenue and Cost of Sales

Revenue for the year ended August 31 (“FYE”), 2021 was $774,805 compared to revenue of $367,171 in FYE 2020, an increase of $407,634 or approximately 111%. Increase in revenue in FYE 2021 was attributable increase in customer base, expansion of product offering as well as increase in sales to existing customers, which was offset by the impact of Covid-19. Cost of revenues was $503,116 or 65% of revenues in FYE 2021 compared to $284,827 or 77% of revenues in FYE 2020.

Gross profit

Gross profit was $271,689 for FYE 2021 or 35% of revenue compared to $82,344 in FYE 2020 or 22% of revenue. The increase in gross profit as a percentage of sales (“gross profit margin”) was attributable to the expansion of product offering with higher gross profit margin.

Operating expenses

Operating expenses totaled $1,352,133 for the FYE 2021, compared to $499,423 in FYE 2020, or an increase of $849,551 or 170%. The increase in operating cost was mainly due to the business and geographical expansion including payroll and related expenses, rental, fund raising costs and listing cost including professional fee and acquisition cost of Unex.

Other income and (expense)

Other income and expense comprise of other income and interest expense. Interest expense FYE 2-21 was $25,659 compared to interest expense of $75,487 for FYE 2020. The decrease in interest expense of $49,828 was mainly due to the decrease in coupon payment for convertible bonds.

Net loss

We incurred a net loss from of $1,103,480 for the FYE 2021, compared $492,566 for FYE 2020. The increase in net loss was due to the increase in operating expenses.

Liquidity and Capital Resources

Working Capital

	Year Ended
	August 31,
	2021	2020	Changes	%
Current Assets	$3,271,180	$672,067	$2,599,113	387%
Current Liabilities	1,656,379	1,162,512	493,867	42%
Working Capital Surplus (Deficiency)	1,614,801	(490,445)	2,105,246	429%

Cash Flows

	Year Ended
	August 31,
	2021	2020	Changes	%
Cash flows used in operating activities	$(1,951,099)	$(648,909)	$(1,302,190)	201%
Cash flows provided by investing activities	(94,388)	(773)	(93,615)	12126%
Cash flows provided by financing activities	3,254,391	1,009,344	2,245,048	222%
Net changes in cash	1,230,249	347,272	882,977	254%

As of August 31, 2021 and 2020, the cash in hand was $1,714,890 and $484,641 respectively. Net cash used in operating activities was $1,951,099 for the FYE 2021 compared to $648,909 for the FYE 2020. The increase in net cash used in operating activities was primarily attributable to an increment in operating activities during FYE 2021 as compared to FYE 2020 period. Operating activities mainly consist of salaries and related costs, deposit, prepayments and advances made to suppliers , fund raising costs and listing cost comprising professional fees (audit fees, legal fees, filing fees and transfer agent cost) and acquisition cost of Unex

Net changes in investing activities of $94,388 were attributable to the cash used for purchase of fixed assets mainly for the set-up of manufacturing facilities in China and Malaysia.

Net cash flows from financing activities increased from $1,009,344 in FYE 2020 to $3,254,391 in FYE 2021. The increase was due to additional proceeds from capital raising activities. For additional information on issuance of shares, refer to the Notes to the Consolidated Financial Statements.

Seasonality

The Company’s business is not subject to seasonality.

Off-Balance Sheet Arrangements.

The Company has no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on its financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

Critical Accounting Policies

Revenue recognition

Our revenue recognition policy is in compliance with ASC 606, Revenue from Contracts with Customers that revenue is recognized when a customer obtains control of promised goods and is recognized in an amount that reflects the consideration that we expect to receive in exchange for those goods. In addition, the standard requires disclosure of the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers. The amount of revenue that is recorded reflects the consideration that we expect to receive in exchange for those goods. We apply the following five-step model in order to determine this amount:

(i)	identification of the promised goods and services in the contract;

(ii)	determination of whether the promised goods and services are performance obligations, including whether they are distinct in the context of the contract;

(iii)	measurement of the transaction price, including the constraint on variable consideration;

(iv)	allocation of the transaction price to the performance obligations; and

(v)	recognition of revenue when (or as) the Company satisfies each performance obligation.

We only apply the five-step model to contracts when it is probable that we will collect the consideration it is entitled to in exchange for the goods or services it transfers to the customer. Once a contract is determined to be within the scope of ASC 606 at contract inception, we review the contract to determine which performance obligations we must deliver and which of these performance obligations are distinct. We recognize as revenues the amount of the transaction price that is allocated to the respective performance obligation when the performance obligation is satisfied or as it is satisfied. Generally, our performance obligations are transferred to customers at a point in time, typically upon delivery for local sales and upon shipment of the products for export sale.

For all reporting periods, we have not disclosed the value of unsatisfied performance obligations for all product revenue contracts with an original expected length of one year or less, which is an optional exemption that is permitted under the adopted rules.

Estimates and Assumptions

In preparing our consolidated financial statements, we use estimates and assumptions that affect the reported amounts and disclosures. Our estimates are often based on complex judgments, probabilities and assumptions that we believe to be reasonable, but that are inherently uncertain and unpredictable. We are also subject to other risks and uncertainties that may cause actual results to differ from estimated amounts. Significant estimates in 2021 and 2020 include the assumptions used to value tax liabilities, derivative financial instruments, the estimates of the allowance for deferred tax assets, and the accounts receivable allowance, and impairment of long-lived assets and inventory write-offs.

Going Concern

As of FYE2021 and FYE2020, the accumulated deficit stood at $2,140,870 and $1,117,592 respectively, which included a net loss of $1,103,480 reported for the year ended August 31, 2021, and a net loss of $492,566 reported for the year ended August 31, 2020. The Independent Auditor has raised attention to the Management to assess going concern considering all facts and circumstances about the foreseeable future of the Company as well as its assets and liabilities on the basis that it will be able to realise and discharge them in the normal course of business. The Management believes that the actions presently being taken to further implement our business plans including expansion in product offerings, geographical expansion, generate revenue through expansion of revenue streams and customer base (retail, commercial and industrial as well as private label and licensing clientele), improvement of profitability by achieving economies of scale provide the opportunity for the Company to continue as a going concern. In addition, the Company is also working on raising additional funding to finance the operations as well as business expansion.

The consolidated financials have been prepared assuming that the Company will continue as a going concern and, accordingly, do not include any adjustments that might result from the outcome of this uncertainty. If the Company is in fact unable to continue as a going concern, the shareholders may lose some or all of their investment in the Company.

Material Commitments

Effective March 22, 2021, the Group entered into a lease agreement to lease a factory at No 31-2A, Jalan 5/32A, 6 ½ Miles, Off Jalan Kepong, 52000 Kuala Lumpur, Malaysia. The lease may be terminated by either party with 3 month notice. Rental is RM 23,000 per month.

Effective February 5, 2021, the Group entered into a lease agreement to lease a factory at 3rd Floor, No. 1, Depin Road, Xingtan Town, Shunde District, Foshan City. We pay RMB54, 578 per month and the lease will expire on April 30, 2026.

Effective December 22, 2020, the Group entered into a lease agreement to lease an office at No 65 Floor 1,2&3, Street 123, Phum 4, Sangkat Toul Tumpong I, Khan Chamkarman, Phnom Penh at a cost of $4,500 per month through the period ended November 30, 2022. Beginning on December 01, 2022 the rent increased to $6,000 per month through the period ended November 30, 2024.

Off-Balance Sheet Arrangements

As of the date of this Form 8-K, we do not have any off balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors.

Recent Accounting Pronouncements

Except for rules and interpretive releases of the SEC under the authority of federal securities laws and a limited number of grandfathered standards, the FASB Accounting Standards Codification™ (“ASC”) is the sole source of authoritative GAAP literature recognized by the FASB and applicable to the Company. Management has reviewed the aforementioned rules and releases and believes any effect will not have a material impact on the Company’s present or future financial statements.

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740), which enhances and simplifies various aspects of the income tax accounting guidance, including requirements such as tax basis step-up in goodwill obtained in a transaction that is not a business combination, ownership changes in investments, and interim-period accounting for enacted changes in tax law. The amendment will be effective for public companies with fiscal years beginning after December 15, 2020; early adoption is permitted. The Company is evaluating the impact of this amendment on its financial statements.

In February 2020, the FASB issued ASU 2020-02, Financial Instruments-Credit Losses (Topic 326) and Leases (Topic 842) - Amendments to SEC Paragraphs Pursuant to SEC Staff Accounting Bulletin No. 119 and Update to SEC Section on Effective Date Related to Accounting Standards Update No. 2016-02, Leases (Topic 842), which amends the effective date of the original pronouncement for smaller reporting companies. ASU 2016-13 and its amendments will be effective for the Company for interim and annual periods in fiscal years beginning after December 15, 2022. The Company believes the adoption will modify the way the Company analyzes financial instruments, but it does not anticipate a material impact on results of operations. The Company is in the process of determining the effects adoption will have on its financial statements.

ITEM 7A. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Smaller reporting companies are not required to provide the information required by this item.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of our ordinary share as of December 21, 2021 (after giving effect to the Transaction described in Items 1.01 and 2.10 of this Current Report) by (i) each person (or group of affiliated persons) who is known by us to own more than five percent of the outstanding shares of our ordinary share, (ii) each director and executive officer, and (iii) all of our directors and executive officers as a group. As of December 21, 2021, we had 101,779,323 shares of ordinary share issued and outstanding. Except as indicated below, the stockholders listed possess sole voting and investment power with respect to their shares. Unless otherwise noted, the principal address of each of the stockholders, directors and officers listed below is at 31-A2, Jalan 5/32A, 6 1/2 Miles off Jalan Kepong, 52000 Kuala Lumpur, Malaysia.

Name of Beneficial Owner	Number of Shares of Ordinary share Beneficially Owned	Percentage

WKL Global Limited	65,436,076	64.29%
Allegro Investment (BVI) Limited	14,311,539	14.06%
Named Executive Officers, Directors and Directors
Low Wai Koon(1)	65,436,076	64.29%
Chan Kok Wei(2)	12,936,001	12.71%
Ong Bee Chen(3)	1,375,538	1.35%
Tan Soon Hock	7,037,762	6.91%
Ivan Oh Joon Wern	2,520,000	2.48%

(1) WKL Global Limited is wholly owned and controlled by Low Wai Koon

(2) Chan Kok Wei holds a 50% shareholding of Allegro Investment (BVI)

(3) Ong Bee Chen holds a 50% shareholding of Allegro Investment (BVI)

DIRECTORS, EXECUTIVE OFFICERS AND SENIOR MANAGEMENT

Directors

Name	Age	Positions
Low Wai Koon	51	Executive Director/ Chairman/ Chief Executive Officer
Chan Kok Wei	47	Executive Director/ Group Managing Director
Ong Bee Chen	45	Executive Director/ Chief Financial Officer
Goh Chuan Meng	36	Independent Non-Executive Director
Tan Soon Hock	54	Non-Executive Director
Ivan Oh Joon Wern	28	Non-Executive Director

Dr. Low, aged 51, is the founder and Chief Executive Officer of the WKL Group since 2017, where heads the research and development team of WKL Group, provides leadership and builds consensus, in conjunction with the Group Managing Director and oversees the day the day-to-day operations of the Group. Prior to joining the WKL Group, Dr. Low had over 15 years of experience in the mechanical engineering sector. He founded Proficient Auto Sdn Bhd, a chain auto service centre in Malaysia, in 2001 and acted as an executive director from 2001 to 2013 where he was in charge of day to day operation. Dr Low was the founder and Executive Director of LWK Automotive Green Technologies Sdn Bhd from 2011 to 2017 overseeing day to day operation, as well as designing producing various products focusing on green technologies, including the Hydraulic Powered Drive System (“HPDS”), a fully waterproof transmission technology that incorporates a normal combustion engine with a hydraulic system, with the objective to produce an environmentally friendly system that enables conventional engines and generators to run more efficiently; and multi-purpose rescue vehicle (“MRV”), a unique vehicle built upon the “HPDS” green technology for the disaster relief sector. Dr. Low is also the author of ‘The Light’, a book focusing on creating awareness of environmental protection by mankind as a green activist. He was conferred a Degree of Doctor of Philosophy (Honoris Causa) with a major in Robotics Engineering Science from the American World University in 2009 and is an Honorary Fellow of the International Society of Professional Engineers, USA, since 2010.

Mr. Chan, aged 47, is an executive director of the Group. Mr. Chan is a Co-founder and Group Managing Director of WKL Group since 2017. He is responsible for the general management, planning of overall strategy and day-to-day operations of the Group, development of the Group’s overall strategic plan, capital markets activities and corporate development initiatives. Mr. Chan has had 21 years of experience in general management, capital markets, wealth management, investment banking, corporate advisory, corporate development and investors relations experience in Asia. He is a Co-founder and Managing Director of Allegro Corporate Advisory Pte Ltd (“Allegro”) since 2015, an independent strategic and corporate advisory firm based in Singapore. Allegro provides advisory services relating to initial public offerings (“IPOs”), mergers and acquisitions (“M&A”), business and trade sales, strategic corporate transactions, and capital raising, which focuses on Southeast Asia and China. Mr. Chan was the Director of Corporate Development of ZingMobile Group Limited (“ZingMobile”) from 2012 to 2017, an Australian Securities Exchange (“ASX”)-listed mobile platform enabler responsible for the group’s corporate finance, business and corporate development as well as investors relation and stakeholder management. Mr. Chan was also a director of ZingMobile’s holding company, ZingMobile International Pte Ltd. Prior to joining ZingMobile group, he was a Vice President at BNP Paribas Wealth Management, Singapore from 2010 to 2012, and Vice President of CIMB Investment Bank, Malaysia from 2005 to 2010, providing wealth management solutions to high net worth individuals.

Mr. Chan has listed company transaction experience including spearheading the IPO of Oilfield Workforce Group Ltd (“Oilfield”) on ASX in 2013; reverse takeover exercise of ZingMobile involving Pixie Entertainment Group Pte Ltd in 2015. Mr. Chan and his partner were credited for unlocking the shareholders’ value of the then ASX-listed company, Oilfield by restructuring the group through injecting a healthy business, Jack-In-Pile (M) Sdn Bhd, a Malaysian-based piling company and divesting the ailing oil and gas business. He was the Independent Non-Executive Director, Chairman of Audit Committee and Nomination Committee of Oilfield.

Mr. Chan received a Master in Business Administration (Finance) from the Charles Sturt University, Australia in April 2003 and a Bachelor of Economics from The Australian National University, Australia in April 2000.

Ms. Ong, aged 45, is an Executive Director and Group Chief Financial Officer of the Group. Ms. Ong was a co-founding team member of WKL Group since 2017. She is responsible for the planning, implementation, managing accounting and finance activities of WKL Group, including business planning, budgeting, forecasting and cashflow management, working alongside with Chief Executive Officer and Group Managing Director in formulating corporate strategies for the Group as well as spearheading the corporate exercises undertaken by the Group. Ms. Ong has 21 years of experience in general management, corporate finance, private equity, investment management, strategic and advisory, internal audit in Singapore and Malaysia. She is the co-founder and Executive Director of Allegro since 2015, an independent strategic and corporate advisory firm based in Singapore. Allegro provides advisory services relating to IPO, M&A, business and trade sales, strategic corporate transactions, and capital raising, which focuses on Southeast Asia and China. Ms. Ong was an Associate Director of a Singapore-based private equity firm, where she was responsible for managing private equity investments (including origination, structuring, execution and divestments) in Emerging East Asia with China centric, which includes formulating value creation plans and bringing investee companies for listing and trade sale as part of exit strategies.  During her tenure with investment banks and corporate and strategic advisory firms, she was widely involved in corporate finance transactions including cross-border mergers and acquisitions, reverse takeovers, initial public offerings and equity capital market transactions on ASX, Bursa Malaysia Securities Berhad and Stock Exchange of Hong Kong Limited. Ms Ong and her partner were credited for unlocking the shareholders’ value of an ASX-listed company, Oilfield by restructuring the group through injecting a healthy business, Jack-In-Pile (M) Sdn Bhd, a Malaysian-based piling company and divesting the ailing oil and gas business.

Ms. Ong graduated from The Australian National University with Bachelor of Commerce majoring in Accounting, Finance and sub-majoring in Economics in April 2000 and obtained Certified Practising Accountant status with CPA Australia since 2004.

Dr. Goh, aged 36, is an independent non-executive director of the Group. He has also served as the Technology Advisor for the WKL Group since 2017. Dr. Goh had over 10 years’ experience in engineering and teaching. Dr. Goh is an assistant professor at the Universiti Tunku Abdul Rahman, Kampar since September 2017. From July 2014 to May 2016, Dr. Goh taught as a Graduate Assistance at the Universiti Teknologi Petronas. From April 2014 to July 2014, Dr, Goh taught as a Physics Teacher at Tenby International School. From March 2013 to April 2014, Dr. Goh worked as a Senior Process Engineer at Finisar Berhad. From January 2010 to March 2013, Dr. Goh worked as an equipment engineer at Unisem (M) Berhad. From July 2009 to January 2010, Dr. Goh worked as a product engineer at Carsem (M) Berhad. Dr. Goh obtained both his doctorate degrees of Doctorate of Philosophy in Electronic and Electrical Engineering from the University of Technology Petronas, Tronoh, Perak and Doctorate Philosophy in Electronic and Image Engineering from the University of Burgundy, Dijon, France in August 2017. Dr. Goh obtained his Master of Business Administration from the Universiti Utara Malaysia, Sintok in March 2016. Dr. Goh obtained his Master of Science in Electronic System (Honors Engineering from the University of Technology Petronas, Tronoh, Perak in May 2014. Dr. Goh obtained his Bachelor of Engineering (Hons) Mechanical from the University of Industry Selangor, Batang Berjuntai, Selangor in August 2009.

Mr. Tan, aged 54, is a Non-Executive Director of the Group. Mr Tan has had 24 years of experience in general management, business development, sales and marketing Mr. Tan is a director of Epic Ingredients Sdn Bhd. Since October 1998, where he is responsible for providing oversight to the board. Mr Tan’s role is to provide a creative contribution to the board by providing independent oversight and constructive challenge to the executive directors. Prior to acting as director to Epic Ingredients Sdn Bhd, Mr. Tan holds a Bachelor of Chemistry (Honours) from the University of Malaysia.

Mr. Oh, aged 28, is a Non-Executive Director of WKL Group. Mr. Oh had over 9 years of experience in business development, finance and sales. Since September 2016, Mr. Oh has been the deputy chief financial officer of Tone Group International Sdn Bhd, a telecommunications company in Malaysia. Mr. Oh is a Marketing Manager of Bread Buddy PLT, a bakery located in Malaysia since February 2020. From March 2011 to August 2011, Mr. Oh was a sales executive at Apple Inc. in Malaysia. Mr. Oh obtained a Bachelor of International Business and Entrepreneurship from the University of Essex with Honours Class II (Division 1), United Kingdom in 2016.

Senior Management, Subsidiary Directors

Name	Age	Positions
Oh Teik Huat	61	Non-Executive Director, EvoAir Manufacturing

Zhong, Jiaxin	56	Board Supervisor, WKL Guanzhe Green Technology Guangzhou

Chen, Xi	56	General Manager, WKL Guanzhe Green Technology Guangzhou

Chan Hong Fook	53	Non-Executive Director, EvoAir Manufacturing

Chong Sein Chin	40	Sales Director, WKL Eco Earth Holdings

Wai Fong Siong	46	Financial Controller, EvoAir Manufacturing

Poon Kok Mun	45	Factory Manager, EvoAir Manufacturing

Mah Wai Fun	50	Human Resource Manager, EvoAir Manufacturing cum Personal Assistant to Chief Executive Officer

Mr. Oh, aged 61, is a Non-Executive Director of EvoAir Manufacturing. Mr. Oh has strong experience in general management and business development. He is a Director and Chief Financial Officer of Tone Excel International Sdn Bhd (“Tone”) group of companies since 2010. Tone is a telecommunications company partnering with some of the biggest service providers in Malaysia such as DiGi and Celcom. Mr. Oh is also the founder and a director of Bread Buddy PLT since 2000. Mr Oh graduated from University of Iowa in 1985 with a Bachelor of Business Administration with double majors in Marketing and Finance.

Mr. Zhong, aged 56, is the Board Supervisor at WKL Guanzhe Green Technology Guangzhou since April 2021. Mr. Zhong has had over 30 years of experience in product development and management. Mr. Zhong is a director of Foshan Guanzhe Metal Industry Co., Ltd.. From March 1998 to August 2006, Mr. Zhong was a manager overseeing the technology and business management of, a wholly owned subsidiary of Guangdong Kelon Electric Co., Ltd.. Mr. Zhong graduated with a Bachelor of Engineering from the National Dalian Jiaotong University in July 1998.

Mr. Chen, aged 56, is a director and general manager of WKL Guanzhe Green Technology Guangzhou since April 2020. Mr. Chen has over 30 years of experience in plastics engineering. Prior to joining the WKL Group, Mr. Chen was in charge of overseeing process equipment at the Chinese state-owned factory no.716, which focused on national microwave communications. Mr. Chen graduated from the South China University of Technology (Guangzhou, China) with a Bachelor of Engineering in July 1986.

Mr. Chan, aged 53, is a Non-Executive Director of EvoAir Manufacturing. Mr. Chan has had over 23 years of experience in sales and marketing. Mr. Chan is the founder and director of Epic Ingredients Sdn Bhd since 1998, where he is responsible for the company’s affairs and management on a day to day basis. Mr. Chan is also the Non-Executive Chairman of Axiana Pharmacy Sdn Bhd and All Day Pharmacy Sdn Bhd since June 2017. Mr. Chan graduated with a Diploma of Management from Systematic College.

Mr. Chong, aged 40, is a Sales Director of WKL Eco earth Holdings. Mr. Chong has over 16 years of experience in financial and investment advisory. Prior to joining the WKL Group, Mr. Chong was a financial services manager at Professional Investment Advisory Services Pte Ltd from 2015 to 2020. Mr. Chong was awarded MDRT Court of the Table (2020) in 2021, Certified Master Fund Advisor (MFA) in 2018, Certified Advisor for Advising Small and Family Business (ASFB) in 2018, Certified Advisor in Retirement Adequacy Planning (Cert. REAP) in 2018 and Certified Financial Planner (CFP) in 2020. Mr. Chong graduated with a Bachelor of Science (Biotechnology) from Murdoch University, Australia in January 2006.

Ms. Wai, aged 46, joined EvoAir Manufacturing as a Financial Controller in April 2021, where she is responsible for overseeing the WKL Group’s accounts and finance functions.  Ms. Wai is in charge of financial reporting and internal controls, performance measurement and work process improvement.  Ms. Wai has over 12 years of experience auditing, taxation, finance and accounting. Prior to joining the WKL Group, Ms. Wai was a regional finance manager overseeing the Vietnam and China accounts and finance department at Koda Ltd (SGX Trade Name: Koda) from November 2011 to December 2018, where she was appointed as heads of the internal control committees for both countries. During her time at Koda Ltd, Ms. Wai was also the lead manager for the implementation of the EPR system (Navison) for Vietnam and China, and was assigned and was awarded best employee in 2013. From September 2007 to October 2011, Ms. Wai was an accountant at Sunsea Development Sdn Bhd, where she was in charge of preparing initial project costing and financial planning for Kota Kinabalu City Waterfront Project, a project valued at 700 million Malaysian Ringgit. Ms. Wai completed her Advance Diploma In Commerce (Financial Accounting) in 1999 from Tunku Abdul Rahman College, Kuala Lumpur. She then completed her professional ACCA course in December 2000.  She is a Fellow Member of the Association of Chartered Certified Accountants, United Kingdom.

Mr. Poon, aged 45, is the Factory Manager of EvoAir Manufacturing, where he is in charge of overseeing the production department. Prior to his promotion, he was the Senior Technician of WKL Eco Earth since 2017. Mr. Poon has had over 10 years of experience in air-conditioner industry. Prior to joining the WKL Group, Mr. Poon was a business owner Aduran Switch, a company involving in the provision of network and office software maintenance. Mr. Poon completed his secondary education from Sekolah Menengah Kebangsaan Seaport in 1994.

Ms. Mah, aged 50, joined the EvoAir Manufacturing as personal assistant to the CEO in August 2021, and was promoted in Human Resources Manager cum Personal Assistant to CEO in November 2021. Ms. Mah has over 20 years of customer service experience. Prior to joining the WKL Group, Ms. Mah worked as a purser for Airasia X from 2009 to 2021. From 2006 to 2008, Ms. Mah was a principal for Tadika St Francis. From 2002 to 2006, Ms. Mah was a Sales representative at B. Braun Medical Supplies Sdn Bhd. Ms. Mah completed her GCE A Level from The School of Marketing in Malaysia in May 1991~~.~~

Audit, Nominating and Compensation Committees

We do not currently have an audit, nominating or compensation committee or committees performing similar functions. The Board of Directors as a whole performs such duties.

EXECUTIVE COMPENSATION

Executive Officer Compensation

None of our executive officers has received any compensation from the Company.

Stock Option Grants and Exercises

None of our executive officers has received any equity awards, or holds exercisable or exercisable options.

Employment Agreements, Termination of Employment and Change-In-Control Agreements

We have not entered into employment agreements with any of our officers, directors or employees.

Compensation of Directors

Our directors are reimbursed for expenses incurred by them in connection with attending Board of Directors’ meetings, but they do not receive any other compensation for serving on the Board of Directors.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS AND DIRECTOR INDEPENDENCE

Amounts due to shareholders

Amounts due to shareholders are non-interest bearing, unsecured, have no fixed repayment term, and are not evidenced by any written agreement. As of August 31, 2021, the Company reported amount due to shareholders of $52,481. As of August 31, 2020, the Company reported amount due to shareholders of $61,058.

Unex Holdings Inc

As of September 30, 2021, the Company has other receivables - related party of $46,408 due from Unex Holdings Inc.

DESCRIPTION OF SECURITIES

Our Company’s Articles of Incorporation provides for authority to issue 1,000,000,000 shares of ordinary share. On the Closing Date of the Transaction, the total number of shares of ordinary share outstanding was 101,779,323.

We have not paid any cash dividends on our ordinary share since inception and presently anticipate that all earnings, if any, will be retained for development of our business and that no dividends on our ordinary share will be declared in the foreseeable future. Any future dividends will be subject to the discretion of our Board of Directors and will depend upon, among other things, future earnings, operating and financial conditions, capital requirements, general business conditions and other pertinent facts. Therefore, there can be no assurance that any dividends on our ordinary share will be paid in the future.

MARKET FOR OUR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our ordinary share is currently traded on the OTC Pink Sheets under the trading symbol “UNEX.”

Our transfer agent is Action Stock Transfer, 2469 E. Fort Union Blvd, Suite 214, Salt Lake City, UT 84121, telephone: (801) 274-1088, fax: (801) 274-1099.

Item 3.02 Unregistered Sales of Equity Securities

On December 20, 2021, Dr. Low and Chan Kok Wei entered into a share transfer agreement with WKL Eco Earth Holdings, pursuant to which Dr. Low and Chan Kok Wei agreed to sell all their ordinary shares of WKL Green Energy to WKL Eco Earth Holdings in consideration for the allotment and issuance to WKL Global Limited and Allegro Investment (BVI) Limited of 24,000 shares and 6,000 shares of common stock, respectively, or approximately 0.02% and 0.01% of the issued and outstanding ordinary shares of the Company, respectively. The board of directors and majority shareholders of the Company have approved the transaction.

On December 20, 2021, Dr. Low, Chan Kok Wei, Ong Bee Chen and certain sellers (“WKLEE Sellers”) entered into a share transfer agreement with WKL Eco Earth Holdings, pursuant to which Dr. Low, Chan Kok Wei, Ong Bee Chen and WKLEE Sellers agreed to sell all their ordinary shares of WKL Eco Earth. to WKL Eco Earth Holdings Pte. Ltd. in consideration for the allotment and issuance to WKL Global Limited, Allegro Investment (BVI) Limited and WKLEE Sellers of 49,320 shares, 8,280 shares and in aggregate 14,400 shares, respectively, of the common stock of the Company, or approximately 0.05%, 0.009% and in aggregate 0.014%, respectively, of the issued and outstanding ordinary shares of the Company. The board of directors and majority shareholders of the Company have approved the transaction.

On December 20, 2021, Tan Soon Hock, Ivan Oh Joon Wern and certain relevant interest holders (“Relevant Interest Holders”) entered into an investment exchange agreement with WKL Eco Earth Holdings, pursuant to which the Tan Soon Hock, Ivan Oh Joon Wern and the Relevant Interest Holders agreed to sell all relevant interests in the WKL Group to WKL Eco Earth Holdings. in consideration for the allotment and issuance of 7,037,762 shares, 2,520,000 shares and in aggregate 6,001,794 shares, respectively, of the common stock of the Company, or approximately 6.91%, 2.48% and in aggregate 5.90%, respectively, of the issued and outstanding ordinary shares of the Company. The board of directors and majority shareholders of the Company have approved the transaction.

On December 20, 2021, Dr. Low entered into two deed of assignments of intellectual properties with WKL Eco Earth Holdings Pte. Ltd., in respect of Dr. Low’s patents relating to eco-friendly air-conditioner condenser (external unit) and the trademarks described in the deed of assignment thereunder, and in respect of Dr. Low’s patents relating to the portable air-conditioner ‘e-Cond Evo and the trademarks as described in the deed of assignments thereunder (together, the “IP Assignments”). Pursuant to the IP Assignments, WKL Global Limited, Allegro Investment (BVI) Limited and certain nominees shall be allotted and issued 63,362,756 shares, 14,297,259 shares and in aggregate 5,487,752 shares, respectively of the Company’s common stock or approximately 62.25%, 14.05% and in aggregate 5.39%, respectively of the Enlarged Share Capital in consideration for the IP Assignments. The board of directors and majority shareholders of the Company have approved the IP Assignments.

We relied on Section 4(a)(2) of the Securities Act in connection with an exemption from Securities Act registration.

Item 5.01 Changes in Control of Registrant

Pursuant to the terms of a share transfer agreement dated December 20, 2021, Dr. Low, the then sole executive officer and director of the Company and the owner of 2,000,000 restricted shares of the Company’s ordinary shares representing 67.34% of the Company’s issued and outstanding shares, sold his entire shareholding of the Company to WKL Global Limited (“WKL Global”) for an aggregate consideration of $100. The board of directors and majority shareholders of the Company and WKL Global have approved the Share Transfer Agreement and the transactions contemplated thereunder (the “Change of Control Transaction”). Upon completion of the Transaction, WKL Global Limited then owned 2,000,000 shares, or approximately 67.34% of the issued and outstanding ordinary shares of the Company, which resulted in a change of control of the Company.

Other than the transactions and agreements disclosed in this Form 8-K, we know of no other arrangements which may result in a change in control of the Company.

Item 5.02 Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On December 20, 2021, the Board of Directors of Unex Holdings Inc. appointed Chan Kok Wei, Ong Bee Chen, Goh Chuan Meng, Tan Soon Hock and Ivan Oh Joon Wern to join the Board of Directors of the Company, effective immediately.

Dr. Low, aged 51, is the Founder and Chief Executive Officer of the WKL Group since 2017, where heads the research and development team of WKL Group, provides leadership and builds consensus, in conjunction with the Group Managing Director and oversees the day the day-to-day operations of the Group. Prior to joining the WKL Group, Dr. Low had over 15 years of experience in the mechanical engineering sector. He founded Proficient Auto Sdn Bhd, a chain auto service center in Malaysia, in 2001 and acted as an executive director from 2001 to 2013 where he was in charge of day to day operation. Dr Low was the founder and Executive Director of LWK Automotive Green Technologies Sdn Bhd from 2011 to 2017 overseeing day to day operation, as well as designing producing various products focusing on green technologies, including the Hydraulic Powered Drive System (“HPDS”), a fully waterproof transmission technology that incorporates a normal combustion engine with a hydraulic system, with the objective to produce an environmentally friendly system that enables conventional engines and generators to run more efficiently; and multi-purpose rescue vehicle (“MRV”), a unique vehicle built upon the “HPDS” green technology for the disaster relief sector. Dr. Low is also the author of ‘The Light’, a book focusing on creating awareness of environmental protection by mankind as a green activist. He was conferred a Degree of Doctor of Philosophy (Honoris Causa) with a major in Robotics Engineering Science from the American World University in 2009 and is an Honorary Fellow of the International Society of Professional Engineers, USA, since 2010.

Mr. Chan, aged 47, is an executive director of the Group. Mr. Chan is a Co-founder and Group Managing Director of WKL Group since 2017. He is responsible for the general management, planning of overall strategy and day-to-day operations of the Group, development of the Group’s overall strategic plan, capital markets activities and corporate development initiatives. Mr. Chan has had 21 years of experience in general management, capital markets, wealth management, investment banking, corporate advisory, corporate development and investors relations experience in Asia. He is a Co-founder and Managing Director of Allegro Corporate Advisory Pte Ltd (“Allegro”) since 2015, an independent strategic and corporate advisory firm based in Singapore. Allegro provides advisory services relating to initial public offerings (“IPOs”), mergers and acquisitions (“M&A”), business and trade sales, strategic corporate transactions, and capital raising, which focuses on Southeast Asia and China. Mr. Chan was the Director of Corporate Development of ZingMobile Group Limited (“ZingMobile”) from 2012 to 2017, an Australian Securities Exchange (“ASX”)-listed mobile platform enabler responsible for the group’s corporate finance, business and corporate development as well as investors relation and stakeholder management. Mr. Chan was also a director of ZingMobile’s holding company, ZingMobile International Pte Ltd. Prior to joining ZingMobile group, he was a Vice President at BNP Paribas Wealth Management, Singapore from 2010 to 2012, and Vice President of CIMB Investment Bank, Malaysia from 2005 to 2010, providing wealth management solutions to high net worth individuals.

Mr. Chan has listed company transaction experience including spearheading the IPO of Oilfield Workforce Group Ltd on ASX in 2013; reverse takeover exercise of ZingMobile Group Limited involving Pixie Entertainment Group Pte Ltd in 2015. Mr. Chan and his partner were credited for unlocking the shareholders’ value of the then ASX-listed company, Oilfield Workforce Group Ltd by restructuring the group through injecting a healthy business, Jack-In-Pile (M) Sdn Bhd, a Malaysian-based piling company and divesting the ailing oil and gas business. He was the Independent Non-Executive Director, Chairman of Audit Committee and Nomination Committee of Oilfield. Mr. Chan received a Master in Business Administration (Finance) from the Charles Sturt University, Australia in April 2003 and a Bachelor of Economics from The Australian National University, Australia in April 2000.

Mr. Chan received a Master in Business Administration (Finance) from the Charles Sturt University, Australia in April 2003 and a Bachelor of Economics from The Australian National University, Australia in April 2000.

Ms. Ong, aged 45, is an Executive Director and Group Chief Financial Officer of the Group. Ms. Ong was a co-founding team member of WKL Group since 2017. She is responsible for the planning, implementation, managing accounting and finance activities of WKL Group, including business planning, budgeting, forecasting and cashflow management, working alongside with CEO and Group Managing Director in formulating corporate strategies for the Group as well as spearheading the corporate exercises undertaken by the Group. Ms. Ong has 21 years of experience in general management, corporate finance, private equity, investment management, strategic and advisory, internal audit in Singapore and Malaysia. She is the Co-founder and Executive Director of Allegro since 2015, an independent strategic and corporate advisory firm based in Singapore. Allegro provides advisory services relating to IPO, M&A, business and trade sales, strategic corporate transactions, and capital raising, which focuses on Southeast Asia and China. Ms. Ong was an Associate Director of a Singapore-based private equity firm, where she was responsible for managing private equity investments (including origination, structuring, execution and divestments) in Emerging East Asia with China centric, which includes formulating value creation plans and bringing investee companies for listing and trade sale as part of exit strategies.  During her tenure with investment banks and corporate and strategic advisory firms, she was widely involved in corporate finance transactions including cross-border mergers and acquisitions, reverse takeovers, initial public offerings and equity capital market transactions on ASX, Bursa Malaysia Securities Berhad and Stock Exchange of Hong Kong Limited. Ms Ong and her partner were credited for unlocking the shareholders’ value of an ASX-listed company, Oilfield Workforce Group Ltd by restructuring the group through injecting a healthy business, Jack-In-Pile (M) Sdn Bhd, a Malaysian-based piling company and divesting the ailing oil and gas business.

Ms. Ong graduated from The Australian National University with Bachelor of Commerce majoring in Accounting, Finance and sub-majoring in Economics in April 2000 and obtained Certified Practising Accountant status with CPA Australia since 2004.

Dr. Goh, aged 36, is an independent non-executive director of the Group. He has also served as the Technology Advisor for the WKL Group since 2017. Prior to joining the WKL Group, Dr. Goh had over 10 years’ experience in engineering and teaching. Dr. Goh is an assistant professor at the Universiti Tunku Abdul Rahman, Kampar since September 2017. From July 2014 to May 2016, Dr. Goh taught as a Graduate assistance at the Universiti Teknologi Petronas. From April 2014 to July 2014, Dr, Goh taught as a Physics Teacher at Tenby International School. From March 2013 to April 2014, Dr. Goh worked as a Senior Process Engineer at Finisar Berhad. From January 2010 to March 2013, Dr. Goh worked as an equipment engineer at Unisem (M) Berhad. From July 2009 to January 2010, Dr. Goh worked as a product engineer at Carsem (M) Berhad. Dr. Goh obtained both his doctorate degrees of Doctorate of Philosophy in Electronic and Electrical Engineering from the University of Technology Petronas, Tronoh, Perak and Doctorate of Philosophy in Electronic and Image Engineering from the University of Burgundy, Dijon, France in August 2017. Dr. Goh obtained his Master of Business Administration from the Universiti Utara Malaysia, Sintok in March 2016. Dr. Goh obtained his Master of Science in Electronic System (Honors Engineering from the University of Technology Petronas, Tronoh, Perak in May 2014. Dr. Goh obtained his Bachelor of Engineering (Hons) Mechanical from the University of Industry Selangor, Batang Berjuntai, Selangor in August 2009.

Mr. Tan, aged 54, is a Non-Executive Director of the Group. Mr Tan has had 24 years of experience in general management, business development, sales and marketing Mr. Tan is a director of Epic Ingredients Sdn Bhd. Since October 1998, where he is responsible for providing oversight to the board. Mr Tan’s role is to provide a creative contribution to the board by providing independent oversight and constructive challenge to the executive directors. Prior to acting as director to Epic Ingredients Sdn Bhd, Mr. Tan holds a Bachelor of Chemistry (Honours) from the University of Malaysia.

Mr. Oh, aged 28, is a Non-Executive Director of WKL Group. Mr. Oh had over 9 years experience in business development, finance and sales. Since September 2016, Mr. Oh has been the deputy chief financial officer of Tone Group International Sdn Bhd, a telecommunications company in Malaysia. Mr. Oh is a Marketing Manager of Bread Buddy PLT, a bakery located in Malaysia since February 2020. From March 2011 to August 2011, Mr. Oh was a sales executive at Apple Inc. in Malaysia. Mr. Oh obtained a Bachelor of International Business and Entrepreneurship from the University of Essex with Honours Class II (Division 1), United Kingdom in 2016.

Item 5.03 Amendments to Articles of Incorporation or Bylaws: Change in Fiscal Year.

On December 14, 2021, the then majority holder of the issued and outstanding shares of common stock of Unex Holdings Inc. approved the increase of its authorized stock from 75,000,000 to 1,000,000,000, par value $0.001 per share (the “Increase of Authorized Stock”). On the same day, the then Board of Directors of the Company adopted the resolution to amend its Articles of Incorporation to effect the Increase of Authorized Stock.

The Company filed a Certificate of Amendment (the “Amendment”) to Articles of Incorporation with Nevada’s Secretary of State on December 15, 2021. On December 16, 2021, the Company received a filed and stamped copy of the Amendment from the Secretary of State of Nevada, with an effective date of December 16, 2021 for the Increase of Authorized Stock.

Item 9.01 Financial Statements and Exhibits

(a) Financial Statements of Businesses Acquired

The audited consolidated financial statements of WKL Eco Earth Holdings for the years ended August 31, 2021 and August 31, 2020 are incorporated herein by reference to Exhibits 99.1 to this Current Report on Form 8-K.

The unaudited pro forma combined financial information of Unex and WKL Eco Earth Holding for the financial years ended August 31, 2021 and August 31, 202 are incorporated herein by reference to Exhibits 99.2 to this Current Report on Form 8-K.

(b) Pro Forma Financial Statements

(d) Exhibits

Exhibit Number	Description

2.1	Share Transfer Agreement between Low Wai Koon and Unex Holdings Inc., dated December 20, 2021

2.2	Share Transfer Agreement between Low Wai Koon and WKL Global, dated December 20, 2021

2.3	Share Transfer Agreement between Low Wai Koon and Evoair International Limited, dated December 20, 2021

2.4	Form of Share Exchange Agreement between certain sellers and WKL Eco Earth Holdings Pte. Ltd. whereby Unex Holdings Inc. is the Issuer, dated December 20, 2021

2.5	Form of Share Exchange Agreement between certain sellers and WKL Eco Earth Holdings Pte. Ltd. whereby Unex Holdings Inc. is the Issuer, dated December 20, 2021

2.6	Form of Investment Exchange Agreement between certain Seller and WKL Eco Earth Holdings Pte. Ltd. whereby Unex Holdings Inc. is the Issuer, dated December 20, 2021

2.7	Form of Deed of Assignment between Low Wai Koon and WKL Eco Earth Holdings Pte Ltd, dated December 20, 2021

2.8	Form of Deed of Assignment between Low Wai Koon and WKL Eco Earth Holdings Pte Ltd, dated December 20, 2021

3.1	Articles of Incorporation*

3.2	Bylaws*

10.1	Malaysia Energy Commission Approval and Unofficial Translation

21.1	List of Subsidiaries

99.1	Consolidated Audited Financial Statements of WKL Eco Earth Holdings Pte Ltd as of August 31, 2021 and 2020

99.2	Unaudited Pro Forma Combined Financial Information of Unex Holdings Inc and WKL Eco Earth Holding Pte Ltd

*Previously filed with the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Unex Holdings Inc.

Date: December 21, 2021	By:	/s/ Low Wai Koon
Low Wai Koon
Chairman, President and
Chief Executive Officer,
(Principal Executive Officer)

Date: December 21, 2021	By:	/s/ Chan Kok Wei
Chan Kok Wei
Executive Director

Date: December 21, 2021	By:	/s/ Ong Bee Chen
Ong Bee Chen
(Principal Financial Officer and
Principal Accounting Officer)

Date: December 21, 2021	By:	/s/ Ivan Oh Joon Wern
Ivan Oh Joon Wern
Non-Executive Director

Date: December 21, 2021	By:	/s/ Tan Soon Hock
Tan Soon Hock
Non-Executive Director

Date: December 21, 2021	By:	/s/ Goh Chuan Meng
Goh Chuan Meng Independent Non-Executive Director